Exhibit 1

ANNUAL INFORMATION FORM

March 28, 2016

Annual Information Form

In this Annual Information Form, we use the terms “you” and “your” to refer to the shareholder, while “we”, “us”, “our”, “Company” and “Magna” refer to Magna International Inc. and, where applicable, its subsidiaries. We also use the term “Executive Management” to refer, collectively, to our Chief Executive Officer; Chief Financial Officer; Chief Legal Officer; Chief Marketing Officer; Chief Operating Officer - Exteriors, Seating, Mirrors, Closures and Cosma; Chief Human Resources Officer; Chief Technology Officer; and EVP, Corporate Projects and Strategy Development. All amounts referred to in this Annual Information Form are presented in U.S. dollars unless we have stated otherwise. In this Annual Information Form, a reference to “fiscal year” is a reference to the fiscal or financial year from January 1 to December 31 of the year stated. Sales figures disclosed in this Annual Information Form have been prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). Where we have referred to specific customers, the reference includes the customers’ operating divisions and subsidiaries, unless we have stated otherwise. Information (including 2014 comparative information) in this Annual Information Form does not include our former interiors operations, which we sold during 2015, and does not include our acquisition of the Getrag Group of Companies which was completed in January 2016, unless otherwise stated. Effective March 25, 2015, Magna’s Common Shares were split on a two-for-one basis. All references in this Circular to a number of shares or dividend amounts, reflect the post-stock split number or amount, unless otherwise stated. References to our “Circular” refer to our Management Information Circular/Proxy Statement dated March 28, 2016 for our 2016 Annual and Special Meeting of Shareholders to be held on May 5, 2016 (the “Meeting”). The information in this Annual Information Form is current as of March 24, 2016, unless otherwise stated.

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Forward-looking Statements

This Annual Information Form contains statements that constitute “forward-looking information” or “forward-looking statements” (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including but not limited to statements relating to: implementation of our business and capital strategy; future returns of capital to our shareholders through dividends and share repurchases; growth prospects of our business, including through organic growth, acquisitions, joint ventures or as a result of supplier consolidation; and estimates of future environmental clean-up and remediation costs. The forward-looking statements in this Annual Information Form are presented for the purpose of providing information about management’s current expectations and plans and such information may not be appropriate for other purposes. Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “outlook”, “project”, “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements. Any such forward-looking statements are based on information currently available to us and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation:

•	the potential for a deterioration of economic conditions or an extended period of economic uncertainty;

•	declines in consumer confidence and the impact on production volume levels;

•	fluctuations in relative currency values;

•	continuing global or regional economic uncertainty;

•	restructuring, downsizing and/or other significant non-recurring costs;

•	underperformance of one or more of our operating Divisions;

•	ongoing pricing pressures, including our ability to offset price concessions demanded by our customers;

•	our ability to successfully launch material new or takeover business;

•	our ability to successfully identify, complete and integrate acquisitions or achieve anticipated synergies;

•	our ability to conduct appropriate due diligence on acquisition targets;

•	an increase in our risk profile as a result of completed acquisitions;

•	shifts in market share away from our top customers;

•	shifts in market shares among vehicles or vehicle segments, or shifts away from vehicles on which we have significant content;

•	inability to sustain or grow our business;

•	risks of conducting business in foreign markets, including China, India, Eastern Europe, Brazil and other non-traditional markets for us;

•	a prolonged disruption in the supply of components to us from our suppliers;

•	work stoppages and labour relations disputes;

•	scheduled shutdowns of our customers’ production facilities;

•	our ability to successfully compete with other automotive suppliers;

•	a reduction in outsourcing by our customers or the loss of a material production or assembly program;
•	the termination or non-renewal by our customers of any material production purchase order;

•	our ability to consistently develop innovative products or processes;

•	exposure to, and ability to offset, volatile commodities prices;

•	warranty and recall costs;

•	restructuring actions by automobile manufacturers, including plant closures;

•	shutdown of our or our customers’ or sub-suppliers’ production facilities due to a labour disruption;

•	risk of production disruptions due to natural disasters or catastrophic event;

•	the security and reliability of our information technology systems;

•	pension liabilities;

•	legal claims and/or regulatory actions against us;

•	changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates, as well as our ability to fully benefit tax losses;

•	impairment charges related to goodwill, long-lived assets and deferred tax assets;

•	other potential tax exposures;

•	changes in credit ratings assigned to us;

•	changes in laws and governmental regulations;

•	costs associated with compliance with environmental laws and regulations;

•	liquidity risks;

•	inability to achieve future investment returns that equal or exceed past returns;

•	a reduction or suspension of our dividend; and

•	the unpredictability of, and fluctuation in, the trading price of our Common Shares.

In evaluating any forward-looking statements in this Annual Information Form, we caution readers not to place undue reliance on any particular statement. Readers should specifically consider the various factors, including those contained under “Section 3. Description of the Business – Risk Factors”, which could cause actual events or results to differ materially from those indicated by our forward-looking statements. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this Annual Information Form to reflect subsequent information, events, results or circumstances or otherwise.

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1. Corporate Structure

Issuer

Magna was originally incorporated under the laws of the Province of Ontario, Canada on November 16, 1961. Our charter documents currently consist of articles of amalgamation dated December 31, 2010, which were issued pursuant to the Business Corporations Act (Ontario). Our registered and head office is located at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

Subsidiaries

A list of our principal subsidiaries and each of their jurisdictions of incorporation as of December 31, 2015 is set out below. Our legal structure (including that of our subsidiaries) is not necessarily indicative of our operational structure.

Subsidiary(1)(2)	Voting Securities	Jurisdiction of Incorporation

175 Holdings ULC	100%	Alberta

Magna US Holding, Inc.	100%	Delaware

Cosma International of America, Inc.	100%	Michigan

1305290 Ontario Inc.	100%	Ontario

Magna International Investments S.A.	100%	Luxembourg

Magna International Automotive Holding GmbH	100%	Austria

Magna Automotive Europe GmbH	100%	Austria

Magna Automotive Holding AG	100%	Austria

Magna Metalforming AG	100%	Austria

Magna Steyr AG & Co. KG	100%	Austria

Magna Steyr Fahrzeugtechnik AG & Co. KG	100%	Austria

New Magna Investments N.V.	100%	Belgium

Magna Automotive Holding (Germany) GmbH	100%	Germany

Cosma Tooling Ireland(3)	100%	Ireland

Autolaunch Limited	100%	Ireland

Magna Exteriors and Interiors Corp.	100%	Ontario

Magna International (Hong Kong) Limited	100%	Hong Kong

Magna Powertrain Inc.	100%	Ontario

Magna Seating Inc.	100%	Ontario

Magna Structural Systems Inc.	100%	Ontario

Notes:

(1)	The table shows the percentages of the votes attached to all voting securities, and of each class of non-voting securities, owned by us or over which control or direction is exercised by us. Parent/subsidiary relationships are identified by indentations. Percentages represent the total equity interest in a subsidiary, which is not necessarily indicative of percentage voting control.

(2)	Subsidiaries not shown each represent less than 10% of our total consolidated revenues and total consolidated assets (although not all subsidiaries shown necessarily each represent more than 10% of our total consolidated assets and total consolidated sales) and, if considered in aggregate as a single subsidiary, represent less than 20% of our total consolidated revenues and total consolidated assets.

(3)	As of December 31, 2015, Cosma Tooling Ireland was wholly-owned by two of our holding company subsidiaries. Those subsidiaries were dissolved effective March 3, 2016 and, accordingly, are not included in the table above.

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2. General Development of the Business

Overview

We are a leading global automotive supplier with 292 manufacturing operations and 83 product development, engineering and sales centres in 29 countries, as at December 31, 2015. Our approximately 129,000 employees are focused on delivering superior value to our customers through innovative products and processes, and World Class Manufacturing. Our product and service capabilities include:

• Seating Systems	• Vision Systems	• Roof Systems

• Closure Systems	• Exterior Systems	• Electronic Systems

• Body and Chassis Systems	• Powertrain Systems	• Vehicle Engineering & Contract Assembly

Our Corporate Culture

The foundation of our operating structure is a decentralized, entrepreneurial corporate culture, the key elements of which are as follows:

Decentralization

We follow a corporate policy of functional and operational decentralization, which we believe increases flexibility, customer responsiveness and productivity. Our manufacturing and assembly operations are conducted through Divisions, each of which is an autonomous business unit operating within pre-determined guidelines. Each Division is a separate profit center under the authority of a general manager who has the discretion to determine rates of pay, hours of work and sources of supply, within the framework of our Employee’s Charter, our Operational Principles and our corporate policies. Our Executive Management team allocates capital, coordinates our mergers and acquisitions and strategic alliances strategy, ensures customer and employee satisfaction and manages succession planning. Executive Management also interfaces with the investment community and is responsible for our long-term strategic planning and future growth, as well as monitoring the performance of the management of our product areas.

Employee’s Charter & Employee Equity and Profit Participation

We are committed to operating our business in a way that is based on fairness and concern for our employees. Our Employee’s Charter and our Operational Principles set out key principles outlining this commitment. One bedrock principle in our Employee’s Charter is participation by our employees in our financial success, as reflected in our long-standing practice of sharing 10% of our pre-tax profits with eligible employees. See “Section 3. Description of the Business – Human Resources” for a description of our human resource principles (including our Employee’s Charter) and our employee equity and profit sharing program.

Incentive-Based Management Compensation

We maintain an incentive-based compensation system for Management which directly links executive compensation and corporate performance, as measured by profitability. Our approach to executive compensation is described in further detail in the sections of our Circular titled “Compensation and Performance Report” and “Compensation Discussion & Analysis”.

Responsible Corporate Citizenship

We are committed to being a responsible corporate citizen that conducts business in a legal and ethical manner. We have demonstrated this commitment in a number of ways, including our support of social and charitable causes, our actions to reduce the environmental impact of our operations, our activities to promote a safe and healthful work environment for our employees and our comprehensive ethics and legal compliance program. See “Section 3. Description of the Business – Environmental Matters”, “Corporate Social Responsibility” and “Ethics & Legal Compliance”.

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Reporting Segments

Our success is directly dependent upon the levels of North American and European (and currently, to a lesser extent, Asian and Rest of World) car and light truck production by our customers. Given the differences between the regions in which we operate, our operations are segmented on a geographic basis. Our segments consist of North America, Europe, Asia and Rest of World. Consistent with the above, our internal financial reporting separately segments key internal operating performance measures between North America, Europe, Asia and Rest of World for our Chief Executive Officer to assist in the assessment of operating performance, the allocation of resources and our long-term strategic direction and future global growth.

Our external sales by reporting segment for 2015 and 2014 were as follows:

Reporting Segment	(U.S. dollars, in Millions)

	2015	2014

North America	$18,908	$18,643

Europe	10,912	13,280

Asia	1,846	1,773

Rest of World	461	694

Corporate and Other	7	13

TOTAL	$32,134	$34,403

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Geographic Markets and Customers

North America

Our North American production sales accounted for approximately 55% and 51% of our consolidated sales in 2015 and 2014, respectively. Our primary customers in North America in 2015 included BMW, Daimler, Fiat Chrysler, Ford, General Motors, Honda, Mazda, PACCAR, Renault-Nissan, Tata Motors, Tesla, Toyota and Volkswagen.

Our top ten North American programs/platforms based on 2015 production sales were:

Note: Capabilities represented may not be on each vehicle or each trim level of each vehicle. Additionally, our capabilities in each product area range from components to full systems, only some of which may be represented on any particular program.

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Europe

Our European production and vehicle assembly sales accounted for approximately 30% and 35% of our consolidated sales in 2015 and 2014, respectively. Our primary customers in Europe in 2015 included BMW, Daimler, Fiat Chrysler, Ford, Geely, General Motors, Hyundai-Kia, MAN, PSA Peugeot Citroën, Renault-Nissan, Tata Motors, Toyota and Volkswagen.

Our top ten European programs/platforms based on 2015 production and vehicle assembly sales were:

Note: Capabilities represented may not be on each vehicle or each trim level of each vehicle. Additionally, our capabilities in each product area range from components to full systems, only some of which may be represented on any particular program.

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Asia

Our Asian production sales accounted for approximately 5% of our consolidated sales in each of 2015 and 2014. Our primary customers in Asia in 2015 included BMW, Chang’An Auto, Chery Automobile, Daimler, Fiat Chrysler, First Automobile Works, Ford, Geely, General Motors, Great Wall Automobile, Honda, Hyundai-Kia, Mahindra, PSA Peugeot Citroën, Qoros Auto, Renault-Nissan, SAIC Motor, Toyota and Volkswagen.

Rest of World

Our Rest of World production sales accounted for approximately 1% and 2% of our consolidated sales in 2015 and 2014, respectively. Our primary customers in Rest of World in 2015 included Daimler, Fiat Chrysler, Ford, General Motors, Renault-Nissan and Volkswagen.

Customer Concentration

Worldwide sales to our six largest customers represented the following proportions of our consolidated sales in 2015 and 2014:

Customer	2015	2014

General Motors	20%	18%

Fiat Chrysler	16%	16%

Ford	15%	14%

Daimler	12%	12%

Volkswagen	10%	12%

BMW	10%	11%

Other	17%	17%

TOTAL	100%	100%

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Recent Trends in the Automotive Industry

A number of general trends have been impacting the automotive industry and our business in recent years, and are expected to continue, including the following:

Prevalence of Vehicles Built From High-Volume Global Vehicle Platforms

Automobile manufacturers continue to increase the range of vehicles built from high-volume global platforms, allowing automobile manufacturers to: realize economies of scale; remain competitive; differentiate their vehicles for different markets; expand the number of market segments in which they compete; respond to lifestyle trends; and meet the tastes of consumers. The prevalence of global vehicle platforms provides Tier 1 automotive suppliers increased opportunities to supply larger volumes of products which may be common across multiple vehicles built from the same platform. However, the consolidation of platforms to fewer global platforms may increase warranty/recall risks and amplify the impact on suppliers of failing to win programs built from global platforms.

Growth of the Automotive Industry Outside of Our Traditional Markets

The local demand for vehicles in China, India and other markets outside of North America and Western Europe continues to increase. This increasing local demand has helped boost the local automotive industry in these countries and has attracted investments in manufacturing from North American, European and Asian-based automobile manufacturers, through stand-alone investments and/or joint ventures with local partners. More recently, there has been increasing migration of component and vehicle design, development and engineering to certain of these markets. Automotive suppliers have followed and will likely continue to follow the expansion of automobile manufacturers into these regions. While this expansion may provide new opportunities for automotive suppliers, it may also result in exposure to a number of risks of conducting business in such markets.

Growth of B to D Vehicle Segments

The local demand for vehicles in growing markets consists primarily of demand for B segment (sub-compact), C segment (compact) and D segment (mid-size) cars. Automobile manufacturers that have established product offerings in these vehicle segments, and their preferred suppliers, will likely have an advantage in realizing the opportunities available in these higher growth vehicle segments.

Governmental Regulation and Enforcement

The automotive industry is subject to greater governmental regulation seeking to promote higher corporate average fuel economy, reduce carbon dioxide (CO2)/greenhouse gas emissions, improve vehicle safety and increase vehicle recyclability. While increased regulation generally presents new challenges for the automotive industry, it may also provide new revenue opportunities for automotive suppliers that produce and market new products and technologies.

In addition to greater regulation, the automotive industry has in recent years been the subject of increased government enforcement of antitrust and competition laws, particularly by the United States Department of Justice and the European Commission. Currently, we are aware of investigations being conducted in a number of automotive product areas.

Increasing Consumer Demand For, and Industry Focus On, Fuel-Efficient and Environmentally-Friendly Vehicles

Periodically elevated fuel prices, growing consumer awareness of environmental issues and other factors have increased consumer demand for vehicles that are more fuel-efficient and environmentally-friendly. As a result, automobile manufacturers are becoming increasingly focused on the development and manufacture of hybrid, electric and other alternative-energy vehicles. This trend is also manifesting itself in the increased use of materials such as aluminum, plastic, advanced high-strength steels and other materials which are designed to reduce vehicle weight and increase fuel efficiency. Automotive suppliers which emphasize technological innovation and broad product capabilities are expected to benefit from the growing demand for these features.

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Growth of Cooperative Arrangements

In order to achieve economies of scale and defray development costs, competing automobile manufacturers continue to enter into cooperative alliances and arrangements relating to: shared purchasing of components; joint engine, powertrain and/or platform development and sharing; and other forms of cooperation. Cooperation among competing automobile manufacturers is expected to continue.

Growth of Electronics in Vehicles

The importance of electronics in the automotive value chain has been increasing in recent years. Automobile manufacturers are increasingly seeking to replace vehicle functions traditionally performed using mechanical hardware with electric and electronically controlled alternatives, as well as seeking to increase on-demand functionality of systems and modules, and develop more efficient vehicle powertrains and thermal management modules through integrated electronics. In addition, automobile manufacturers are incorporating a growing number of electronic hardware and software systems into their vehicles, including those aimed at in-car connectivity and integration of personal electronics; driver assistance systems, such as enhanced navigation or traffic avoidance; and active safety systems. Automotive suppliers that possess sophisticated electronic hardware and software systems integration capabilities are expected to benefit from this accelerating trend. However, the growth of electronic hardware and software systems in vehicles may increase: warranty/recall risks, including if the complexity and/or interconnectedness of such systems makes repair or replacement more costly; risks related to vehicle cyber-attacks; and other risks.

Supplier Consolidation

Consolidation in the automotive supply industry is driven by a number of factors, including: industry/economic cyclicality; manufacturing over-capacity; significant capital investments required in the automotive sector; continued growth in global platforms; sourcing strategies of automobile manufacturers and their efforts to optimize the stability of their supply chains; and the scale advantages of larger suppliers. This trend is expected to continue in the future, and could intensify, particularly during periods of economic deterioration.

Pricing Pressures

Automobile manufacturers continue to seek ways to reduce their costs of producing vehicles as competition for market share intensifies. In addition to seeking cost efficiencies in their own production, marketing and administrative structures, automobile manufacturers have placed significant pressure on automotive suppliers to reduce the price of their components, assemblies, modules and systems. This pricing pressure has historically come in different forms, including:

•	long-term agreements containing pre-determined price reductions for each year of a vehicle production program;

•	retroactive incremental price reductions and annual price reduction demands above and beyond those contained in any long-term agreement;

•	pressure to absorb more design and engineering costs previously paid for by the automobile manufacturer and to recover these costs through amortization in the piece price of the particular components designed or engineered by the supplier;

•	pressure to assume or offset commodities cost increases, including for steel and resins;

•	refusal to increase the price paid for suppliers’ products to fully offset inflationary cost increases in the manufacturing process; and

•	pressure to own and/or capitalize tooling and recover these costs through amortization in the piece price of the components produced by this tooling.

In many cases, automotive suppliers bear the risk of not being able to fully recover the design, engineering and tooling costs in circumstances where vehicle production volumes are lower than anticipated or programs are terminated early. In addition, automobile manufacturers continue to request that their automotive suppliers bear the cost of the repair and replacement of defective products that are either covered under the automobile manufacturers’ warranty and/or are the subject of a recall, including in situations where the automobile manufacturer has directed the purchase of sub-components from their preferred suppliers.

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Some of these trends may present risks to our operations, profitability and/or financial condition. These risks are described in detail under “Section 3. Description of the Business – Risk Factors”, which all readers are strongly encouraged to read and consider carefully.

Our Business Strategy

Our Board of Directors (“Board”) is responsible for overseeing our long-term strategy and allocating capital through a capital expenditures budget which supports the strategic priorities approved by the Board, as well as our product and program commitments to our customers. Through our strategy, we seek to strengthen our position as a leading global automotive supplier and generate sustainable growth in order to create long-term shareholder value. The elements of our strategy include the operational and growth priorities discussed below.

Operational Priorities

Accelerated Focus on Innovation and Technology

We seek to be recognized by our customers as an industry leader in product, process and materials innovation. In order to help achieve this strategic goal, we intend to continue to direct significant resources to commercialize new products and processes which will provide additional value to our customers in such areas as:

•	weight reduction or “light-weighting”;

•	fuel efficiency and reduced emissions;

•	active and passive safety; and

•	comfort, convenience and vehicle connectivity.

For a description of our research and development process and recent innovations, see “Section 3. Description of the Business – Research & Development”.

World Class Manufacturing

Our goal is to be recognized as a leader in “World Class Manufacturing”. Our global operating units have embraced this goal and we are committed to achieving “best in class” performance in all areas of manufacturing at each of our operating Divisions globally. In order to drive continuous improvement, we monitor our progress in achieving our goal of World Class Manufacturing using an assessment process similar to that used by our customers in evaluating their suppliers, supplemented with elements we view as critical to achieving world class manufacturing in accordance with our Operational Principles. Best practices, “lessons learned” and key initiatives are shared among our global operating units, including through a regular internal World Class Manufacturing conference that brings together our senior corporate and operating group leadership.

Leadership Development

A key element to the success of our business remains our ability to attract, retain and develop skilled personnel to match the pace of our global growth. We have implemented and continue to enhance our Leadership Development and Succession program to help identify, train and develop future leaders with the skills and expertise needed to manage a complex, global business.

Growth Priorities

Organic Growth and M&A

We expect to grow organically and through acquisitions. We continue to consider acquisition opportunities that allow us to: expand our customer base; strengthen our position in priority product areas or facilitate entry into new product areas; expand in growing geographic markets; or acquire innovative technologies. Additionally, we regularly evaluate our existing product capabilities and, in some cases, we may exit product areas where our competitive position is not sufficiently strong or our level of investment return does not justify continued investment. We may also exit product areas to the extent we believe that our capital resources could be better utilized elsewhere. In this regard, we completed a number of transactions in 2015 and early 2016 designed to

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strategically reposition our product portfolio, including our acquisitions of the Getrag Group of Companies (“Getrag”) and Stadco Automotive Ltd. (“Stadco”), the sale of our interiors operations to Grupo Antolin and several other transactions described under “Recent Developments in Our Business – Acquisitions and Divestitures”.

Pursuing Business on Global Vehicle Platforms

The proliferation of global vehicle platforms and increased platform and component sharing among automobile manufacturers requires global suppliers with financial strength and capability to support automobile manufacturers’ regional product development activities and produce common products simultaneously in multiple regions around the world. We believe that our strong financial position, operational scale, technological know-how, focus on innovation, continuing world class manufacturing efforts, and global customer relationships support us in realizing the opportunities presented by the growth in global platforms and component sharing.

Focus on Non-Traditional Markets

In recognition of the fact that much of the future growth potential in the automotive industry lies in growing markets outside of North America and Western Europe, we will continue to focus on markets that have or are expected to become key regions for vehicle production, including China, India, Thailand, Eastern Europe and other non-traditional markets for us. This strategy allows us to support the global needs of our traditional North American and European customers and to make inroads with other customers. In emphasizing growing markets, we seek to win business supplying products that can be manufactured in multiple locations globally, to take advantage of our customers’ continuing trend towards assembling higher volumes of vehicles built on global platforms in multiple locations around the world.

Diversifying our Automotive Sales Base

Although we sell to all of the world’s largest automobile manufacturers and are present in all significant automobile producing regions in the world, a substantial proportion of our business has traditionally been with the Detroit 3 automobile manufacturers in North America (General Motors, Fiat Chrysler and Ford) and the German-based automobile manufacturers in Western Europe (Daimler, Volkswagen and BMW). Although we aim to maintain and grow our business with our traditional customers, we seek to further diversify our sales, as profitable opportunities arise, as follows:

Region:	by increasing the proportion of our business in non-traditional markets for us,

Customer:	by increasing the proportion of our business with customers outside of our top six, including with Asian-based automobile manufacturers, and

Vehicle Segment:	by increasing the proportion of our business in the B to D (sub-compact to mid-size car) segments.

We aim to further diversify our sales base in coming years by: continuing to demonstrate our technical capabilities; pursuing new programs from our customers, with particular emphasis on global platforms; and pursuing takeover business. At the same time, we seek to protect our position in our traditional markets through innovation in technology, processes and products.

Maintaining Target Capital Structure

We previously disclosed our intention to achieve an Adjusted Debt ratio of 1.0 – 1.5 times EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) by the end of 2015. We returned significant amounts of capital to our shareholders in recent years in the form of dividends and share repurchases, made significant levels of investment in our business, including the acquisition of Getrag, and issued the Senior Notes (discussed below). As a result, we achieved an Adjusted Debt ratio of 1.23 times EBITDA, roughly in the middle of our targeted range. Going forward, we look to maintain the efficiency of our capital structure and continue to create shareholder value by ensuring the amount of cash on our balance sheet remains at a level reasonably required to run our business, including through an industry downturn, while maintaining an investment grade credit rating.

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Creating Long-Term Shareholder Value

We believe that success in executing the elements of our strategy discussed above, together with the following actions will help us continue to create long-term shareholder value:

•	strengthening our commitment to conducting business in a legal and ethical manner, including through our comprehensive global employee training and education initiatives designed to reinforce the principles embodied in our Employee’s Charter, our Operational Principles and our Code of Conduct and Ethics (the “Code of Conduct”);

•	reinforcing our unique, decentralized, entrepreneurial corporate culture;

•	maintaining our executive compensation system which directly links executive compensation and corporate performance, as measured by profitability;

•	maintaining our employee equity participation and profit sharing plans;

•	allocating capital resources strategically; and

•	continuing to focus on growing our earnings.

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Recent Developments in Our Business

Acquisitions and Divestitures

We have completed a number of acquisitions, divestitures, financings and securities/corporate transactions in the last three fiscal years, including those listed below. None of these acquisitions constitute “significant acquisitions” within the meaning of such term in National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators.

2016

In January 2016, we acquired Getrag, one of the world’s largest suppliers of transmissions. Getrag has an 80-year history in transmissions and is a global supplier of automotive transmission systems, including manual, automated-manual, dual clutch hybrid and other advanced systems. The total consideration transferred by us for the acquisition was approximately €1.75 billion, and is subject to working capital and other customary price adjustments.

2015

In December 2015 we entered into a partnership agreement in China with Chongqing Xingqiaorui (“Xingqiaorui”), a Tier 1 supplier of automotive body-in-white components to Changan Ford. Under the terms of the arrangement, Xingqiaorui transferred a 53% controlling interest in its three China manufacturing facilities and cash consideration of $36 million. In exchange, we transferred a 47% non-controlling equity interest in our Chongqing manufacturing facility and cash consideration of $136 million to Xingqiaorui.

In November 2015, we acquired Stadco, a United Kingdom-based supplier of steel and aluminum stampings, as well as vehicle assemblies primarily to Jaguar and Land Rover, for total cash consideration of $115 million.

In August 2015, we:

•	sold substantially all of our interiors operations (excluding our seating operations) to Grupo Antolin, a leading global supplier of automotive interior systems. As part of the transaction, the sale of two of our joint ventures in China to Grupo Antolin was completed in October 2015 following receipt of required regulatory approvals. The proceeds of the sale, net of transaction costs were $549 million; and

•	entered into a joint venture arrangement for the manufacture and sale of roof and other accessories for the Jeep market to automobile manufacturers, as well as aftermarket customers. We contributed our aftermarket Jeep brand roof tops business and received a 49% interest in the newly formed joint venture and cash proceeds of $118 million.

In May 2015, we sold our battery pack business to Samsung SDI Co., Ltd. for proceeds of approximately $120 million.

In February 2015, we acquired the head-up display and electronic components business units of Philips & Lite-On Digital Solutions (PLDS) in Germany, as well as PLDS’ ultrasonic sensor business in Taiwan.

2014

In October 2014, we acquired the Techform Group of Companies, an automotive supplier of hinges, door locking rods and other closure products, which has operations in Canada, the United States and China, for cash consideration of $23 million.

In August 2014, we completed the sale of five composites manufacturing operations in the U.S. and Mexico to Continental Structural Plastics Inc.

2013

In November 2013, we acquired the remaining 49% interest of Textile Competence Centre Kft, a textile plant in Germany, along with certain fixed assets and licenses employed in the business that were owned by the non-controlling shareholder, for cash consideration of $9 million.

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Financings and Securities/Corporate Transactions

Issuance of Senior Unsecured Notes

On April 9, 2014, we filed a short form base shelf prospectus (“Shelf Prospectus”) with the Ontario Securities Commission (“OSC”) and a corresponding shelf registration statement with the United States Securities and Exchange Commission (“SEC”) on Form F-10 (“Registration Statement”) to provide for the potential offering in Ontario and the United States of up to an aggregate of $2 billion of senior unsecured notes from time to time over a 25 month period.

We issued the following senior unsecured notes pursuant to the Shelf Prospectus and Registration Statement:

Issuance Date	Amount Issued	Interest Rate	Maturity Date

June 16, 2014	$750,000,000	3.635%	June 15, 2024

September 23, 2015	$650,000,000	4.150%	October 1, 2025

November 24, 2015	€550,000,000	1.900%	November 24, 2023

We also issued, on December 7, 2015, CAD425,000,000 principal amount of senior unsecured notes (the “Canadian Notes”, and together with the senior unsecured notes in the table above, the “Senior Notes”), by way of private placement to accredited investors in each of the provinces of Canada. The privately placed notes bear interest at an annual rate of 3.10% and will mature on December 15, 2022.

The sections entitled “DESCRIPTION OF THE NOTES” in the Prospectus Supplements dated June 11, 2014, September 16, 2015 and November 17, 2015 (each to the Shelf Prospectus) from pages S-22 to S-30, S-22 to S-30 and S-26 to S-40, respectively, are hereby incorporated by reference into this Annual Information Form. The Prospectus Supplements have been filed on SEDAR (www.sedar.com).

Global Credit Facility

We maintain a $2.25 billion syndicated revolving credit facility that expires on June 22, 2020. The facility includes a $200 million Asian tranche, a $50 million Mexican tranche and a tranche for Canada, U.S. and Europe, which is fully transferable between jurisdictions and can be drawn in U.S. dollars, Canadian dollars or euros.

Euro-Commercial Paper Program

On February 3, 2016 we established a euro-commercial paper program (the “ECP Program”) backstopped by our Global Credit Facility. Under the ECP Program, one of our indirect wholly-owned subsidiaries may, from time to time, issue euro-commercial paper notes (the “ECP Notes”), subject to an aggregate maximum of €500 million or its equivalent in alternative currencies. Any ECP Notes issued will be guaranteed by us.

Normal Course Issuer Bid

On November 10, 2015, the Toronto Stock Exchange (“TSX”) accepted our Notice of Intention to Make a Normal Course Issuer Bid relating to the purchase of up to 40,000,000 Magna Common Shares (the “2016 Bid”), representing approximately 9.9% of our “public float” of Common Shares. The primary purposes of the 2016 Bid are purchases for cancellation, as well as purchases to fund our stock-based compensation awards or programs and/or our obligations to our deferred profit sharing plans. The 2016 Bid commenced on November 13, 2015 and will terminate no later than November 12, 2016. Purchases of Common Shares under the 2016 Bid are made on the TSX or the NYSE at the market price at the time of purchase in accordance with the rules and policies of the TSX or in compliance with Rule 10b-18 under the U.S. Securities Exchange Act of 1934, respectively. Purchases may also be made through other published markets, or by such other means permitted by the TSX, including by private agreement pursuant to an issuer bid exemption order issued by a securities regulatory authority. Purchases made by way of such private agreements under an issuer bid exemption order are at a discount to the prevailing market price and are included in computing the number of Common Shares purchased under the 2016 Bid.

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We have purchased the following Common Shares pursuant to the 2016 Bid as at March 24, 2016, and under our previous normal course issuer bid which commenced on November 13, 2014 and terminated on November 12, 2015 (“2015 Bid”):

	2016 Bid	2015 Bid

Shares purchased and cancelled	8,339,969	12,926,514

Shares purchased and retained for stock-based compensation awards or programs and/or deferred profit sharing plans	124,325	38,376

TOTAL	8,464,294(1)	12,964,890(2)

Notes:

(1)	540,000 Common Shares were purchased by way of private agreement with an arm’s length, third-party seller at a discount to prevailing market prices pursuant to an issuer bid exemption order issued to us by the OSC effective November 27, 2015.

(2)	8,980,000 Common Shares were purchased by way of private agreements from five arm’s length, third-party sellers at a discount to prevailing market prices pursuant to issuer bid exemption orders issued to us by the OSC effective November 25, 2014, August 25, 2015 and September 15, 2015.

Stock Split

On March 25, 2015 we completed a two-for-one stock split (the “Stock Split”), implemented by way of a stock dividend, as a result of which shareholders of record at the close of business on March 11, 2015 received one additional Common Share for each Common Share held. All equity-based compensation plans and arrangements and our normal course issuer bid were adjusted to reflect the issuance of additional Common Shares due to the Stock Split.

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3. Description of the Business

We are a leading global automotive supplier with 292 manufacturing operations and 83 product development, engineering and sales centres in 29 countries, as at December 31, 2015.

Our success is primarily dependent upon the levels of North American and European (and currently, to a lesser extent Asian and Rest of World) car and light truck production by our customers and the relative amount of content we have on various programs. Vehicle production is affected by consumer demand, which in turn is significantly impacted by consumer confidence. A worsening of economic and political conditions, including through rising interest rates or inflation, high unemployment, increasing energy prices, declining real estate values, increased volatility in global capital markets, sovereign debt concerns, an increase in protectionist measures, international conflicts and/or other factors may result in lower consumer confidence. A number of other factors, discussed under “Risk Factors”, also affect our success, including such things as relative currency values, commodities prices, price reduction pressures from our customers, the financial condition of the automotive supply base and competition from manufacturers with operations in low-cost countries.

Products & Services

Despite operating our business on a geographic basis, we possess product and service capabilities which span across such geographic regions. Details regarding our product and service capabilities follow:

Seating Systems

We develop and manufacture complete seating solutions and seat hardware systems for the global automotive industry.

Complete Seating Systems

•  Reconfigurable Seat Solutions

(Auto, Heavy Truck, Bus)

•  In-Vehicle Stowable Seats

•  Ingress/Egress Solutions

•  Comfort Systems

•  Lightweight Seat Solutions

•  Thin Seating

•  Safety Systems Integration

Seat Structures & Mechanisms

•  Seat Structures (including High Strength Steel, Aluminum and Magnesium)

•  Manual and Power Recliners

•  Manual and Power Adjusters (Fore/Aft and Lift)

•  Seat Attach Latches

•  Specialty Mechanisms (Stow-in-Floor, Stand Up, Reversible, Push-Button Entry, Seat Memory)

Foam & Trim Products • Conventional Foam • Recycled Foam • Renewable Foam Formulations • Black Foam • Dual Firmness Foam • Trim Covers (Cloth & Leather)

The technologies and processes used in the manufacture of seating and seat hardware systems include: traditional “cut and sew” technology; manual and automated assembly; as well as our patented Multi-Material Mold-In-Place™ technology.

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Closure Systems

We engineer and manufacture closure systems and modules for the global automotive industry.

Door Modules

•  Structural Door Modules

•  Sealed Modules

•  Hardware Trim Modules

•  Integrated Trim Modules

•  Integrated Inner Panel Modules

•  Liftgate and Tailgate Modules

•  Mid-Door Modules

•  Complete Doors

	Power Closure Systems • Power Sliding Doors • Power Liftgates • Power Decklids • Anti-Pinch Strips	Engineered Glass • Manual and Power Truck & Van Sliding Windows • Front and Rear Quarter Windows • Liftglass Assembly • Windshields and Backlights • Fixed Roof Glass Modules • Bus Windows
Window Systems • Dual Rail Cable and Drum Systems • Single Rail Cable and Drum Systems • Convertible Quarter Glass • Arm and Sector Systems	Latching Systems • Side Door and Sliding Door Latches • Hood and Liftgate Latches • Tailgate and Decklid Latches • Cargo Door Latches • Rear Access Door Latches	Running Boards & Roof Racks • Automated, Platform and Tube-Style Running Boards • Functional and Cosmetic Roof Racks
Sealing Systems • Window Surround Modules • Backlight, Belt, Windshield, Door Surround and Roof Drip Moldings • Door, Inner and Outer Belt Seals • Complete Convertible Sealing Systems	Electronic Features • Electronic Control Unit Design • Obstacle Detection and Anti-Pinch • Non-Contact Sensing	Handle Assemblies • Inside and Outside Handles
Hinges & Rods • Decklid, Hood and Convertible Hinges • Torsion, Wood, Hood Prop and Door Latch Rods	Composite Components • Applied Door Headers • Structural Metals and Plastic Components	•

The primary processes involved in the manufacture of closure systems and modules include: light stamping; injection molding; extrusion processes, such as co-extrusion, thermoset and thermoplastic extrusion; as well as manual and automated assembly.

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Body and Chassis Systems

We provide metal body systems, components, assemblies and modules, including complete vehicle frames, chassis systems and body-in-white systems, as well as related engineering services, for the global automotive industry.

Body Systems

•  Complete Body-In-White

•  Floor Pans

•  Underbody Assemblies

•  Door, Hood and Deck Assemblies

•  Roof Panels

•  Fender and Quarter Panels

•  Tailgate and Liftgate Assemblies

•  A, B, C and D Pillars

•  Bumper Beams

•  Door Intrusion Systems

•  Heat Shields

Chassis Systems

•  Crossmember Assemblies

•  Radiator Supports

•  Shock Towers

•  Engine Cradles

•  Front and Rear Sub-Frame Assemblies

•  Front and Rear Suspension Modules

•  Control Arms

•  Frame Rails

•  Full Frame Assemblies

Engineering & Tooling

•  Program Management

•  Program Engineering

•  Computer-Aided Engineering (CAE) Design Verification

•  Prototype Build

•  Testing and Validation

•  Tooling and Automated Systems

•  Research and Development

We employ a number of different forming technologies such as: hydroforming; stamping; hot stamping; roll forming; aluminum casting; draw bending; advanced welding technologies; as well as finishing technologies such as: e-coating; heat treating; and high temperature wax coating.

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Vision Systems

We design, engineer and manufacture vision systems for the global automotive industry.

Interior Mirrors • Auto-dimming Glass • Framed and Frameless Glass • Telematics, Compass and Temperature Displays • Rear Vision Video • Garage Door Openers • Electronic Toll Collection

Exterior Mirrors

•  Auto-dimming Glass

•  Framed and Frameless Glass

•  Integrated Cameras and Sensors

•  Blind Spot Detection

•  Power Folding and Power Extending Technologies

•  Reverse and Forward Spotlight Lighting

•  Ground Illumination & Projection Lighting

Actuators • Mirror Adjustment • Bend Lighting • Active Grille Shutter • Heating, Ventilating and Air Conditioning (HVAC)
Door Handle Illumination • Pocket and Ground Illumination • Projection Logo Lights	Headlamps & Tail Lamps • LED Lighting • Halogen & High Intensity Discharge (HID) Reflectors • Halogen & HID Projectors and Bi-Function Projectors	Small Lighting • Fog Lamps • Centre High Mount Stop Lamps

The primary processes involved in the manufacture of our vision products include: electronics integration; injection molding; painting; as well as manual and automated assembly.

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Electronic Systems

We design, engineer and manufacture electronic components and sub-systems for the global automotive industry.

Driver Assistance Systems • Automated Reverse and Parking Assistance (camera-based and ultrasonic) • Semi-Autonomous Driving • Automated Emergency Braking • Surround View	Secure Connectivity • Cyber Threat Detection & Prevention • Over-the-Air Updates • Emergency Services (e-Call)	Electronic Controllers • Body/Mirror • Chassis • Glow Plug • Lighting • Motor
• Object / Lane Detection (including cross traffic recognition)	Head-Up Displays
• Trailer Angle Detection • Object and Lane Detection • Traffic Sign Recognition	• Combiner Head-Up Displays • Windshield Head-Up Displays
• Lighting Automation

The primary processes involved in the manufacture of electronics products include: surface mount placements of electronic components on printed circuit boards; as well as manual and automated assembly of electronic modules.

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Exterior Systems

We design, engineer and manufacture various exterior components and systems for the global automotive industry, including commercial truck product markets.

Fascia & Trim • Front and Rear Bumper Fascias • Energy Management Systems • Spoilers & Grilles • Rocker Panels and Claddings • Decklid and Pillar Appliques • Wheel Opening Moldings	Front End Modules • Front End Carriers / Grille Opening Reinforcements • Full or Partial Front End Modular Assemblies (Fascia, Cooling Components, Headlamps, Sensors, Wiring and Latches)	Liftgate & Exterior Modules • Liftgate Modules • Polycarbonate Roof Modules
Active Aerodynamics • Hidden & Class A Active Grille Systems	Lightweight Composites • Hoods, Roofs & Decklids • Fenders • Structural Beams & Reinforcements • Underbody Shields	•

We utilize a number of different technologies and processes in connection with these products, including: molding technologies, such as injection molding, structural reaction injection, reaction injection, compression and thermoset molding; finishing processes, including painting, hardcoating, chrome plating, vacuum metallization and anodizing; and manual and automated assembly and sequencing.

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Powertrain Systems

We design, engineer and manufacture powertrain systems and components for the global automotive industry.

Transmissions • Manual Transmissions • Dual-Clutch Automatic Transmissions • Hybrid Transmissions • Electric Vehicle Transmissions

Driveline Systems

•  Transfer Cases

•  Coupling Systems

•  Actuators & System Control

•  AWD/4x4 Disconnect Systems

•  Rear Drive Modules (RDM)

•  Front and Rear Axle Drives

•  Power Take-Off Units

•  Limited Slip Differentials

•  Electric Drive Systems

Fluid Pressure & Controls

•  Engine Oil, Vacuum and Water Pumps

•  Tandem Pumps

•  Transmission Oil Pumps

•  ePumps (Coolant, Oil, Purge & Vacuum)

•  Mass Balancer Systems

•  Electronic Cooling Fans

•  Thermal Management Modules

•  High Pressure Hydraulic Pumps

•  Electric Cam Phasers

Metal Forming Solutions

•  Transmission Clutch Modules

•  Clutch Hubs & Housings

•  Die Casting Products

•  Accessory Drives

•  Oil Pan Modules

•  Flexplates / Driveplates

•  Planetary Carriers

•  Geared Products

•  Dampeners

•  Electronic One-Way Clutches

Engineering Services

•  System Engineering and Architecture

•  Vehicle, Engine & Drivetrain Engineering

•  Electrics / Electronics / Mechatronics

•  Simulation & Testing Services

•  Technical Application Software & Support

•  Prototyping & Low-Volume Production

We employ a variety of different manufacturing capabilities and processing technologies in our powertrain operations, including: metal die-forming; flow-forming; stamping and spinning; synchronous roll-forming; die-spline rolling; precision-heavy stamping; fineblanking; aluminum die casting and precision machining; magnesium machining; plastic injection molding; welding; soft and hard processing of gears and shafts; rotary swaging; hardening; laser welding; manual and automated assembly; and end-of-line testing. We also possess extensive powertrain integration capabilities.

We conduct some of our powertrain operations through joint ventures, including a non-controlling, 50% voting (76.7% equity) partnership interest in the Litens Automotive Partnership (“Litens”), a partnership with certain members of its senior management. Litens is a leading supplier of highly-engineered drive subsystems and components. Its product offerings include accessory drive systems and products, such as auto tensioners and idlers, overrunning alternator decoupler assemblies, Torqfiltr™ crankshaft vibration control technology, isolating crank pulley assemblies and clutched waterpump pulleys and assemblies; timing drive systems and products, such as belt and chain tensioners and idlers, SmartSprocket™ tuned sprockets and clutched waterpump pulleys and assemblies; and other specialty products for vehicle start / stop subsystems. Litens has manufacturing operations in North America (Canada), Europe (Germany), Asia (China and India) and Rest of World (Brazil).

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Roof Systems

We design, engineer and manufacture vehicle roof systems for the global automotive industry.

Sliding Folding & Modular Roofs

•  Roof Openings with Fixed C pillars

•  Various Fabric Solutions

•  Flash to the Roof Panels

•  Rail-to-Rail Concepts

•  Roof Openings Spanning the Entire Vehicle Width

•  Roof Openings with Intermediate Positions

Retractable Hard Tops • Multi-Piece Modules • Integration Services • Design Services	Soft Tops • Classic Soft Tops • Manual and Fully Automatic Soft Tops

Processes employed in our roof systems operations include: “cut and sew” of complete fabric covers; backlight gluing; as well as manual and automated complete roof assembly.

Vehicle Engineering & Contract Assembly

We provide components, systems, vehicle engineering and contract vehicle assembly services for the automotive industry. We are a leading brand-independent assembler of complete vehicles, and an experienced engineering and manufacturing partner.

Engineering Services

•  Design & Vehicle Concepts

•  Complete Vehicle Development & Integration

•  Systems & Modules Development

•  Safety Engineering

•  Prototype and Low-Volume Production

•  Test Bed Services

•  Hybrid & Electric Vehicles

Contract Manufacturing • Vehicle Contract Manufacturing • Door Modules • Industrial Services

Fuel Systems

•  Fuel Tanks (Steel, Plastic & Aluminum)

•  Tank Filler Pipes (Steel & Plastic)

•  Diesel Misfueling Protection

•  Fuel, Oil and Cooling Caps

•  Selective Catalytic Reduction (SCR) Tank Caps

•  Compressed Natural Gas (CNG) and Hydrogen Gas (H2) Fuel Systems

Processes employed in our vehicle engineering and contract assembly operations include: manual and automated welding; bonding and riveting; manual and automated painting/coating (dipped and sprayed) and sealing; cycler testing; as well as manual and automated assembly.

Tooling / Engineering / Other

We design, engineer and manufacture tooling for our own use, as well as for sale to our customers. Additionally, we provide engineering support services, independent of particular production programs on which we may have production sales.

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Research & Development

We have historically emphasized technology development and product and process innovation as a key element of our business strategy. See “Section 2. Our Business Strategy – Operational Priorities”. We expect that our involvement in the development of innovative product and process technologies in cooperation with automobile manufacturers will increase as automobile manufacturers further involve automotive suppliers in the vehicle development process.

Our research and development activities are conducted through our “innovation development process” or “IDP”. These activities involve close collaboration between our Corporate R&D group, under the global direction of our Executive Vice-President and Chief Technology Officer and each of our operating groups.

The IDP involves a multi-stage process aimed at turning ideas into innovations that can ultimately be commercialized. The initial stage of the process is designed to foster generation of ideas and includes, among other things: identification, understanding and analysis of social, digital, demographic, regulatory, industry and other trends which may create demand for and thus drive development of new automotive technologies; review of academic research; and automotive customer input.

Concepts that progress past this initial stage are further evaluated, including with respect to: fit with our innovation pillars (discussed below); commercialization potential; as well as risks and challenges to further development. Selected innovations then progress through subsequent stages towards product or process realization, validation and, eventually, product launch.

To augment our own innovation efforts and gain access to innovative thinking outside of our company and the automotive industry we are also open to working with potential inventors, entrepreneurs, universities and start-up companies to help bring innovative ideas to market. We currently collaborate with technical institutions, the venture capital community and over 50 universities in Canada, the U.S. and Europe to develop innovative solutions to unmet needs in the automotive industry. In support of these “open innovation” efforts, we have undertaken a number of initiatives and investments in recent years, including the following:

•	we partnered with Techstars, Ford and Verizon Telematics to support the Techstars Mobility, driven by Detroit program, a mentorship-driven technology accelerator that aims to create a Metro-Detroit hub for bringing new technologies to market that incorporate mobile devices, wireless connectivity and cloud data resources into vehicles. The first 10 startup companies were selected in June 2015 and have received financial assistance, intensive business training and access to corporate experts to act as mentors.

•	we partnered with Argus Cyber Security Ltd. to deliver a solution that addresses vehicle security concerns related to cyber-attacks in the growing vehicle connectivity market. Through this partnership, Magna brings a comprehensive range of automotive electronic systems, as well as safety-critical system design expertise while Argus delivers its Intrusion Prevention System (IPS) solution and cloud-based monitoring service that protects a vehicle’s critical on-board systems from being hacked. Unlike typical solutions that simply set up a firewall, the Magna/Argus system actively monitors for suspicious and/or potentially malicious activity for early detection and prevention. The system allows for a complete, integrated package that is ready-to-embed and can be seamlessly integrated into any vehicle product line without changes to existing vehicle architecture; and

•	we made a number of venture capital investments in emerging technology companies, including investments related to radar-based driver assistance systems and radar-based collision mitigation and vehicle-to-vehicle communication systems.

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Innovations

Innovation is a foundation of Magna’s past success, an important factor in our competitiveness, a key operational priority and a critical element of our business strategy. Our current strategic focus on innovation is aimed at developing products and processes that fit within one of the four innovation pillars discussed below. Some examples of recent innovations within such pillars follow:

EYERIS™ GENERATION 3.0 VISION SYSTEM The latest generation of our EYERIS™ vision system builds on the innovative technology of previous EYERIS platforms, incorporating improved field of view as well as enhanced camera resolution. The EYERIS Gen 3.0 will be featured on Fiat Chrysler’s 2016 Jeep Grand Cherokee and the upcoming 2017 Chrysler Pacifica. As part of a fusion system with radar in the front of the Jeep vehicle, the system provides lane keeping assistance, automatic high beams, automatic emergency braking and adaptive cruise control.
CAMERA-BASED AUTOMATIC EMERGENCY BRAKING (AEB) SYSTEM
We developed the automotive industry’s first camera-based automatic emergency braking (AEB) system. The system, which will be available on the 2016 Chevrolet Volt features a forward-collision warning and automatic emergency braking feature that alerts the driver to slowing vehicles in their path and applies the brakes to slow or even stop the vehicle to mitigate or avoid a collision. The AEB system works with or without driver involvement by processing data from a forward-facing camera that is installed behind the vehicle windscreen. The camera, combined with a data processor, provides a complete, real-time image of the road ahead. The system, which can also be combined with radar and other sensors in certain vehicles, operates when driving forward between 8 km/h (5 mph) and 60 km/h (37 mph) and can detect vehicles up to approximately 60 metres (197 feet) away.
TRAILER TOW BACK-UP ASSIST SYSTEM We continued to build on our leadership in camera-based driver assistance systems with the rear view camera and image processing technologies featured on the 2016 Ford F-150 Pro Trailer Backup Assist System. The system allows a driver to more conveniently and safely back-up a trailer with an automated system in which the driver steers the trailer using a control knob, while the truck steers its own wheels. The first-to-market system is enabled by our rear view camera which measures the angle between the truck and trailer, as well as our image processing algorithm, which calculates trailer angle by detecting target decals on the trailer. The Ford Back-Up Assist System was selected as the top Consumer Electronics Show (CES) 2016 Innovation Award honoree in the Vehicle Intelligence category.
ACTIVE AERODYNAMIC (ACTERO™) SYSTEMS We are a leader in the development of active aerodynamic systems. Building on the success of our innovative active grille shutters and a growing demand for improvements in vehicle aerodynamics, we have expanded our product development to include active front deflectors, active liftgate spoilers and active tailgate and underbody panels that, like the active grille shutter, are designed to improve fuel economy by redirecting air_ow to reduce vehicle drag
GETRAG DUAL-CLUTCH TRANSMISSION Our 7DCT300 is a dual-clutch transmission designed for front-transverse installation in mid-sized and compact vehicles. It is highly adaptable for a variety of vehicle applications, including sports models and is suitable for vehicles with all-wheel drive and those designed with start/stop and sailing capabilities. The technology allows for increased comfort and greater fuel efficiency due to its fully demand-controlled actuation and innovative “Smart Actuation” for wet clutches. The 7DCT300 is also up to 10% lighter then predecessor transmissions while offering up to 20% higher torque capacity.
CARBON FIBER HOOD
We manufacture the automotive industry’s first volume production of carbon fiber hoods. The hoods, which appear in the 2016 Cadillac ATS-V and CTS-V high performance model vehicles, are 27% lighter than aluminium hoods and 72% lighter than steel hoods.
ALUMINUM OIL PANS & HIGH-PRESSURE ALUMINUM DIE CAST COMPONENTS
Jointly with General Motors, we developed transmission oil pans made from aluminum. The oil pans, which are featured on the Cadillac CT6 Sedan, are approximately 2.5 to 3 pounds lighter than traditional steel oil pans, a weight savings of approximately 60%. We worked closely with GM to refine the design for optimum formability in order to stamp the pans into the required shape within the space allowed.
Using a high-pressure die-casting process, we also manufacture 13 aluminum die-cast components for the body structure of the Cadillac CT6. One of the 13 components, a front body hinge-pillar, uses a one-piece die-cast construction to replace a 35-part stamped and welded construction, reducing the number of components in the entire body by 20%. The high-pressure vacuum die-casting process allows for the manufacture of aluminum components with thinner walls (down to 1.8 mm) which increases structural strength, vehicle performance and reduces weight. The reduction in the number of parts also reduces assembly complexity for our customer.

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In addition to the innovations described above, a number of our innovations have received accolades and awards, including the following:

•	Our PureView™ Seamless Sliding Window, a first-to-market window design that eliminates the vertical seams that mark the edges of a conventional pick-up truck rear sliding window to create a flush exterior appearance, was selected as the winner of a 2015 Automotive News PACE Award in the product category.

•	Our SmartLatch™ electronic side-door latch an industry first innovation that requires no cables, rods or moving handles in the door, has been selected as a finalist in the product category for the 2016 Automotive News Pace Awards.

•	The Center of Automotive Management (CAM) and PricewaterhouseCoopers (PwC) awarded us the Automotive INNOVATIONS Award 2015 as the most innovative supplier in the Drivetrain Technology category. The award honoured two of our technologies in particular:

o	Our FLEX4™ technology, the first all-wheel drive (AWD) disconnect system that automatically shifts between true two- and four-wheel drive and reduces fuel consumption by up to ten percent compared to other AWD systems; and

o	Our MILA Blue concept vehicle, a natural-gas powered A-segment lightweight vehicle that produces less than 49g CO2/km.

•	The U.S. Department of Energy (DOE) awarded its Distinguished Achievement Award to Ford and Magna in connection with our collaborative development of the Multi-Material Lightweight Vehicle (MMLV) concept, a redesigned 2013 Ford Fusion which uses advanced material solutions to achieve reductions in weight, energy use and greenhouse gas emissions.

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Manufacturing & Engineering

Facilities

As at December 31, 2015, we had the following manufacturing and product development, engineering and sales facilities:

Geographic Region	Manufacturing	Product Development, Engineering and Sales

North America	129	23

Europe	106	35

Asia	44	23

Rest of World	13	2

TOTAL	292	83

Our manufacturing facilities occupied approximately 59 million square feet, of which approximately 64% was leased from third parties (including 34% leased from Granite Real Estate Investment Trust (“Granite REIT”), a Canadian-based, publicly-traded real estate investment trust). The remaining 36% of manufacturing facilities were owned by us. Most of our manufacturing facilities maintain an in-house tooling capability with a staff of experienced tool and die makers. We are operating many of our manufacturing facilities on a multi-shift basis.

Our product development and engineering facilities occupied approximately 2.7 million square feet, of which approximately 84% was leased from third parties (including 32% leased from Granite REIT) and the remaining 16% was owned by us.

Leases typically have terms of at least five years with one or more options to renew. Among other terms, our leases typically require us to return the facilities to the condition in which we received them at start of the lease (reasonable wear and tear excepted). From time to time, the cost of doing so may be significant due to such factors as the length of the lease period, the nature of the manufacturing operations, the extent of modifications made to the lease premises over the term of the lease and other factors.

Key Commodities

We purchase the majority of our commodities from regional suppliers where we do business. Factors such as price, quality, transportation costs, warehousing costs, availability of supply and timeliness of delivery have an impact on the decision to source from certain suppliers. We also purchase some key commodities offshore when shortages occur or when we choose to source one supplier for a global program. Prices for certain key commodities used in our parts production, particularly steel and resin, continue to be volatile. Approximately two-thirds of our steel is acquired through resale programs operated by automobile manufacturers and the balance is generally acquired through annual or six month contracts. Under customer steel resale programs we are not exposed to steel price increases, thus helping to manage our production costs. Most of our resin purchases fluctuate directly with market indexes, although we do participate in some customer resale programs and also typically enter into financial hedges on a small portion of our resin purchases. To date, we have not experienced any significant difficulty in obtaining supplies of parts, components or key commodities for our manufacturing operations. Consistent with lean manufacturing principles, we do not carry inventories of key commodities or finished products significantly in excess of those reasonably required to meet production and shipping schedules.

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Human Resources

As at December 31, 2015, we employed approximately 129,000 people as follows:

Geographic Region	Number of Employees

North America	67,275

Europe	43,100

Asia	15,075

Rest of World	3,525

TOTAL	128,975

Human Resource Principles

Employee Equity Participation and Profit Sharing Program

To ensure employees participate in profits and share ownership, a key principle expressed in our Employee’s Charter, we have a long-standing practice of allocating 10% of our annual pre-tax profits before profit sharing to eligible employees under our employee equity and profit participation program.

Management Incentive Compensation

We believe that the managers who run their business units as if they owned them are best able to generate strong operating and financial performance. In order to create such an entrepreneurial culture within the framework of a large, global, public company, we maintain a decentralized operating structure which gives significant operational autonomy to our managers at each of the three primary levels of management – Divisional, Group and Executive. Additionally, we employ the following basic compensation principles for management:

•	minimal fixed compensation in the form of salaries;

•	annual profit-based incentive bonuses, portion of which is deferred for almost three years and delivered in the form of equity;

•	long-term incentives in the form of stock options which, in the case of our most senior Executive and Group managers, are performance-vested; and

•	the absence of pensions or retirement benefits.

Our compensation system also incorporates a number of other important elements, including significant equity maintenance requirements for senior management, as well as various compensation risk management tools to promote responsible decision-making. For a detailed discussion of our executive compensation, see “Compensation and Performance Report” and “Compensation Discussion & Analysis” in our Circular.

Employee’s Charter

We are committed to an operating philosophy based on fairness and concern for people. This philosophy is part of our “Fair Enterprise” culture in which employees and management share in the responsibility to help ensure our success. Our Employee’s Charter embodies this philosophy through the following principles:

•	Job Security – Being competitive by making a better product for a better price is the best way to enhance job security. We are committed to working together with our employees to help protect their job security. To assist in this regard, we provide job counselling, training and employee assistance programs to our employees.

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•	A Safe and Healthful Workplace – We strive to provide our employees with a working environment which is safe and healthful.

•	Fair Treatment – We offer equal opportunities based on an individual’s qualifications and performance, free from discrimination or favouritism.

•	Competitive Wages and Benefits – We provide our employees with information which enables them to compare their total compensation, including wages and benefits, with those earned by employees of direct competitors and local companies with which an employee’s Division competes for labour. If total compensation is not competitive, it will be adjusted.

•	Employee Equity and Profit Participation – We believe that our employees should share in our financial success.

•	Communication and Information – Through regular monthly meetings between management and employees and through publications, we provide our employees with information so that they know what is going on in the company and in the industry.

•	Employee Hotline – Should any of our employees have a problem, or feel the foregoing principles are not being met, we encourage them to contact the Hotline to register their complaints. Employees do not have to give their names, but if they do, it is held in strict confidence. Hotline investigators will respond to employees. The Hotline is committed to investigating and resolving all concerns or complaints and must report the outcome to our Global Human Resources Department.

Human Resource Policies

In furtherance of our commitment to fairness, as demonstrated in our Employee’s Charter, we have established Fairness Committees in most of our North American and in many European manufacturing facilities which enable employees at such facilities to have many of their concerns resolved by a committee comprised of both management and employees. Most of our North American manufacturing facilities also have an Employee Advocate who works with our employees and management to ensure that any concerns that arise in the workplace are addressed quickly and in accordance with our Employee’s Charter and Operational Principles. An Employee Advocate can only be removed if more than 65% of the shop floor employees at the applicable Division vote to remove him or her through a secret ballot vote.

We have established many employee communication programs, such as monthly divisional employee meetings, continuous improvement team meetings, an Employee Hotline and employee opinion surveys to help ensure employee involvement and feedback.

In addition to the employee equity participation and profit sharing programs discussed under “Human Resource Principles”, we maintain a group registered retirement savings plan in Canada and a 401(k) plan in the United States whereby we partially match employees’ contributions made through payroll deductions. These plans complement the employee equity participation and profit sharing programs and are designed to assist employees in providing replacement income for retirement.

Labour Relations

We believe that we maintain positive relations with our employees and, where applicable, with the unions representing the employees at certain of our operating Divisions.

On October 15, 2007, we announced that we had entered into the Framework of Fairness Agreement (“FFA”) with the Canadian Auto Workers union (CAW) (now Unifor). The FFA is a set of principles which balance the needs of employees and the needs of business to be competitive. If a majority of workers in a facility vote in favour, then that plant will be covered by a new Magna-Unifor national collective agreement.

The key terms and conditions of the FFA include:

•	preservation of our Fair Enterprise culture and operating principles, including the sharing of our financial success through equity ownership, as set out in our Employee’s Charter;

•	comprehensive no strike, no lock-out provisions with unresolved collective bargaining issues being settled through final offer selection arbitration;

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•	progressive concern resolution and plant representation mechanisms that preserve our Open Door Process, Fairness Committees, Employee Advocates and the Employee Hotline;

•	competitive wage and benefit principles consistent with our Employee’s Charter;

•	tying of annual wage adjustments to a manufacturing inflationary index, plant specific performance measures and competitive considerations;

•	secret ballot voting on workplace issues; and

•	generally, depoliticization of the workplace and labour-management relations.

Employees at three of our Canadian Divisions are covered by the Magna-Unifor national collective agreement under the FFA. These agreements were extended for an additional four years in November 2013.

Employees at one of our facilities in Canada are covered by a collective agreement with Unifor which does not fall under the FFA. This collective agreement was extended for an additional three years in November 2013. Employees at five of our Divisions in the United States are represented by the International Union, United Automobile Aerospace and Agricultural Workers of America (UAW). The forms of collective agreements negotiated with Unifor and the UAW recognize our unique operating philosophy, including our Employee’s Charter and fundamental Fair Enterprise principles. Most of these agreements recognize the need for wages and benefits to be competitive with companies we compete with for business, rather than those paid by our customers’ vehicle assembly operations. Moreover, in accordance with applicable labour relations legislation, strikes and lock-outs are prohibited during the life of such agreements.

Employees at a number of our Divisions in Mexico and the United Kingdom are currently covered by collective bargaining agreements with various unions in these jurisdictions. Employees at a number of our Divisions in continental Europe are covered by national industry-wide agreements relating to compensation and employment conditions and are members of in-house employees’ associations or trade unions. From time to time, various unions seek to represent groups of our employees and, as a result, we may become party to additional collective agreements in the future.

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Competition

We face numerous sources of competition in the markets in which we operate, primarily from automobile manufacturers and from other automotive suppliers, including ones in which one or more automobile manufacturers may have direct or indirect investments. There are a number of automotive suppliers that can produce the same types of components, assemblies, modules and systems that we currently produce. Some of our competitors may have greater technical or marketing resources than we do and some of them may be dominant in markets in which we operate. However, we believe that we possess a breadth of systems and vehicle integration capabilities and full vehicle competence which is unmatched by our competitors. In particular, our ability to take a “holistic” view of the vehicle, our electronics integration capabilities, and our extensive vehicle assembly and systems expertise, combined with our strong balance sheet, corporate culture, and other factors, provide us with an important competitive advantage.

The basis on which automobile manufacturers select automotive suppliers is determined by a number of factors, including: price; quality; service; historical performance; timeliness of delivery; proprietary technologies; scope of in-house capabilities; existing agreements; responsiveness to the customer; the supplier’s overall relationship with the automobile manufacturer; the degree of available and unutilized capacity or resources in the manufacturing facilities of the automobile manufacturer; collective bargaining agreement provisions; labour relations issues; financial strength; and other factors. The number of competitors that are asked by automobile manufacturers to bid on any individual product has been reduced in many cases and we expect further reductions as a result of economic conditions in recent years and as automobile manufacturers follow through on their stated intentions of dealing with fewer suppliers and rewarding those suppliers with earlier and deeper involvement.

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Sales & Marketing

Customer Management Offices

We have a globally-structured sales, engineering and marketing team spread across multiple global locations where our customers maintain engineering, commercial and/or manufacturing facilities. The various internal operating divisions and subsidiaries of the automobile manufacturers normally initiate many of their own purchasing decisions. As a result, an automobile manufacturer may effectively constitute multiple customers. We maintain customer management offices in the following locations:

North America	Europe	Asia	Rest of World
Canada Mexico United States	Austria Germany United Kingdom France Italy Sweden Poland Czech Republic Hungary Turkey Russia	Japan China South Korea India Thailand	Brazil

Purchase Orders

Our sales are generated through customer requests to quote on particular products and the tools and dies to produce parts. Purchase orders for our products are typically for one or more models, and typically extend over the life of each model, which is generally four to seven years. However, purchase orders issued by our automobile manufacturer customers typically do not require them to purchase any minimum number of our products. Releases under such purchase orders, which authorize us to supply specific quantities of products, are issued for planning, raw material and production purposes typically over a one to four month period in advance of anticipated delivery dates. The actual number of products that we supply under purchase orders in any given year is dependent upon the number of vehicles produced by the automobile manufacturers of the specific models in which those products are incorporated.

It has been our experience that once we receive purchase orders for products for a particular vehicle model or program, we will usually continue to supply those products until the end of that model or program. However, automobile manufacturers could cease sourcing their production requirements from us for a number of reasons, including if we refuse to accept demands for price reductions or other concessions.

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Environmental Matters

Health, Safety and Environmental Policy

We are subject to a wide range of environmental laws and regulations relating to air emissions, soil and ground water quality, wastewater discharge, waste management and storage of hazardous substances. We aim to be an industry leader in environmental compliance with the intention to prevent pollution by reducing the impact of our operations on the environment and through technological innovation and process efficiencies. In furtherance of this aim, our Health, Safety and Environmental Policy (“HSE Policy”) commits us to:

•	complying with, and exceeding where reasonably possible, all applicable health, safety and environmental laws, regulations and standards in all of our operations and conforming to our internal standards based on generally accepted environmental practices and established industry codes of practice;

•	regularly evaluating and monitoring past and present business activities impacting upon health, safety and environmental matters;

•	improving upon the efficient use of natural resources, including energy, minimizing waste streams and emissions, and implementing effective recycling in manufacturing operations, in each case, through the use of locally set continuous improvement targets;

•	utilizing innovative design and engineering to reduce the environmental impact of our products during vehicle operation and at end of life;

•	ensuring that a systematic review program is implemented and monitored at all times for each of our operations, with the goal of continual improvement in health, safety and environmental matters; and

•	ensuring that adequate reports on health, safety and environmental matters are presented to our Board on an annual basis, at a minimum.

The Enterprise Risk Oversight Committee (“EROC”) of our Board assists in overseeing our handling of health, safety and environmental issues and annually reviews our HSE Policy. This Committee operates pursuant to a written charter, the text of which is located on our website (www.magna.com) under “Corporate Governance”, along with the text of our HSE Policy.

Environmental Compliance

Certifications

As part of our commitment to environmental compliance, we are also compliant with ISO 14001 standards where appropriate. As of December 31, 2015, 198 (or approximately 68%) of our manufacturing facilities were ISO 14001 certified. In addition, our complete vehicle assembly plant in Graz, Austria, our largest facility, is certified under the European Commission’s Eco-Management and Audit Scheme (EMAS).

We have also initiated energy management activity within many of our manufacturing facilities, including as part of our World Class Manufacturing efforts. To date, 23 of our facilities have obtained ISO 50001 certification, with additional facilities targeting certification over the next few years.

Industrial Emissions

We operate a number of manufacturing facilities that use environmentally sensitive processes and hazardous materials. Our manufacturing facilities are subject to a program of regular third party and internal environmental compliance audits or inspections. We believe that all of these operations meet, in all material respects, applicable governmental standards for waste handling and emissions. Notwithstanding this compliance, we have in the past and may in the future experience complaints regarding some of our manufacturing facilities from neighbouring parties. In the past, such complaints have been addressed by open dialogue with relevant stakeholders and, where appropriate, manufacturing process adjustments. In addition, facilities have in the past and may in the future receive a notice of violation or similar communication from local regulators during routine reviews. We have in the

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past and will continue in the future to address any such notices promptly. Further, in spite of generating and disposing of hazardous wastes in full compliance with the regulations, a waste generator (manufacturing facility) can be named as a Potentially Responsible Party (“PRP”) if a U.S.-based waste handling or disposal facility used by the manufacturing facility goes bankrupt, or is otherwise unable to clean up any contamination associated with its operation. Costs associated with being a PRP could be material depending upon the site conditions and the number of participating PRPs. In order to mitigate this risk, each of our facilities requires that any waste haulers or disposal facilities that they use carry pollution liability insurance in addition to being appropriately licensed.

We are also subject to environmental laws requiring investigation and clean-up of environmental contamination. From time to time, our operations and properties become the subject of inquiries or investigations of environmental regulators. We are in various stages of investigation or clean-up at our manufacturing facilities where contamination has been alleged or identified. These stages include performing periodic soil and groundwater sampling, determining the most appropriate corrective action approach for remediating the contamination and obtaining regulatory approval of such approach, performing the remediation and monitoring the status of our remediation. Estimating environmental clean-up liabilities is complex and heavily dependent on the nature and extent of historical information and physical data about the contaminated site, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination. To date, the aggregate costs incurred in complying with environmental laws and regulations, including the costs of clean-up and remediation, have not had a material adverse effect on us. However, changes in these government laws and regulations are ongoing and may make environmental compliance, such as emissions control and waste disposal, increasingly expensive. In 2015, we spent approximately $1.8 million on environmental clean-up and remediation costs and currently estimate similar or slightly higher expenditures for 2016.

We are subject to environmental laws and regulations both as tenant and owner of our properties. Our leases with third party landlords generally provide that we must maintain the leased properties in accordance with all applicable laws, including environmental laws. We are also responsible for removing all hazardous and toxic substances as required by applicable laws and, in any event, prior to the termination of our occupation of the leased properties. This applies whether or not the contamination occurred prior to our use of the leased properties, unless it was not caused or exacerbated by our use. Our leases with third party landlords generally also contain indemnities in favour of the landlord with respect to environmental matters and those indemnities expire after a specified period of time following the termination of the leases.

Greenhouse Gas Emissions

Regulations for greenhouse gas emissions from manufacturing operations are in place or proposed for a number of jurisdictions. They include phased-in mandatory reporting and, in some jurisdictions, reduction targets. Although our operations in various jurisdictions have to meet any applicable regulatory targets for greenhouse gas (GHG) reduction, our operations are not major emitters and generally do not exceed local reporting thresholds. Accordingly, we do not currently anticipate that current or future regulatory targets for such GHG reduction or future greenhouse gas emission caps would have a material adverse effect on our operations. Magna participates in the Carbon Disclosure Project, a not-for-profit project designed to provide investors with information relating to corporate greenhouse gas emissions, water use and perceived corporate risk due to climate change.

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Corporate Social Responsibility

We are committed to being a good corporate citizen and have backed-up our commitment with concrete actions in five core areas:

Contributing to Society & Community Development

Corporate Giving

We have a long history of supporting social and charitable causes, primarily in the communities around the world in which our employees live and work. Our donations and sponsorships are focused primarily on:

•	Employee and Community Health and Wellness;

•	Technical and Vocational Training/Education;

•	Disaster Relief and Refugee Aid;

•	Culture; and

•	Youth Sports.

Employee Volunteerism

We also encourage the efforts of those employees who devote their time, energy and passion to making a positive contribution to their workplace and communities through direct giving, special events, focused fundraising, volunteer work, and other activities.

Occupational Health & Safety

Our employees are a key factor in our success and protection of their health and well-being is important to us. We have long demonstrated a strong commitment to providing a safe and healthful work environment for our employees and visitors to our facilities, as reinforced through our Employee’s Charter. To the extent an employee believes we have not fulfilled our promise to provide a safe and healthful working environment, he or she has numerous avenues to elevate the concern, including our Employee Hotline. Additionally, our HSE Policy articulates our goal of being an industry leader in providing a safe and healthful working environment. This commitment is fulfilled through a regular program of health and safety audits and inspections of our global facilities, covering health, safety, industrial-hygiene, industrial ergonomics and emergency preparedness policies and action plans. The results of our health and safety audits and inspections are reported bi-annually to and overseen by the EROC. Our health and safety department holds regular conferences with representatives of our manufacturing facilities to reinforce our commitment to providing a safe and healthful work environment and share best practices with respect to occupational health and safety.

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Environmental Responsibility & Stewardship

We are committed to being an industry leader in environmental practices, including efficient use of natural resources, minimization of waste streams and emissions and innovation to reduce the environmental impact of our products. We seek to comply with or, where reasonably possible, exceed environmental regulatory requirements and minimize the impact of our operations on the environment. Although our manufacturing facilities are generally not significant greenhouse gas emitters or water users, we participate in the Carbon Disclosure Project, a not-for-profit project which provides investors with information relating to corporate greenhouse gas emissions, water use and perceived corporate risk due to climate change.

We maintain an environmental compliance program consisting of regular third party and internal audits or inspections of our facilities for compliance with local regulations, our internal corporate standards and industry best practices. The results of our environmental program are reported bi-annually to and are overseen by the EROC. A more detailed discussion of our environmental compliance program and the requirements of our HSE Policy can be found above under “Section 3. Description of the Business – Environmental Matters”. Our environmental department holds regular conferences with representatives from our manufacturing facilities to reinforce our commitment to environmental responsibility, keep our local and regional teams informed of changing regulations and to share best practices with respect to environmental compliance and sustainability initiatives.

Sustainability Through Innovation

One of the most important ways we contribute to environmental sustainability is through development of automotive technologies that support our customers’ goals of producing vehicles with reduced emissions and lower fuel consumption. Some recent examples of innovative products we have developed in connection with these goals can be found above under “Section 3. Description of the Business – Research & Development”.

Waste Elimination & Recycling

Our Operational Principles, which are posted in each of our facilities globally, include waste and scrap elimination as a key principle. Waste reduction and scrap elimination will continue to be important considerations in our manufacturing activities, including as part of our efforts to implement World Class Manufacturing in our facilities globally. One example of our waste reduction efforts is our “packaging and packing” initiative which aims to replace disposable packaging with reusable packaging for our parts, as well as, redesigning product packaging to more efficiently use space when transporting products to our customers; reducing the number of trips needed.

Energy & Water Reduction

Many of our facilities around the globe have developed structured energy teams tasked with achieving energy reductions through efficiency improvements. A number of our Divisions have made important incremental changes that have reduced our energy consumption, including energy efficient lighting retrofits, compressed air leak detection and repair, door upgrades to reduce heat loss, use of ceiling fans to blend air temperatures and prevent heat over-delivery and monitoring of electrical panel efficiency. In addition, a number of our Divisions have undertaken initiatives to reduce water usage, including through use of recycled water in the manufacturing process. These initiatives are supported at the corporate level, including through: training courses designed to promote strategies for reduced energy use; an internal energy savings collaboration site which allows Divisions to view implemented projects, associated costs and savings and implementation recommendations; and our two energy “Champions” (North America and Europe) who identify and promote energy reduction initiatives.

Respecting Employee Rights & Global Working Conditions

We are committed to providing working conditions and standards that result in dignified and respectful treatment of all of our employees globally, as well as those within our supply chain. Our Global Working Conditions, together with our Code of Conduct prohibit use of child, underage, slave or forced labour. Among other things, the Global Working Conditions also articulate our belief that workers have the right to associate freely and join labour unions or workers’ councils in accordance with applicable laws. Our Global Working Conditions are an integral part of our supplier package and a failure by any of our suppliers to comply with its terms can result in the termination by Magna of the supply relationship.

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Workplace Diversity & Equal Opportunity

We are a highly diverse company operating in 292 manufacturing facilities and 83 product development, engineering and sales centres in 29 countries, as at December 31, 2015. Our approximately 129,000 employees conduct business in over 24 languages and reflect a diversity of ethnicities, geographic origin, age, gender and other characteristics. We value diversity and view it as a competitive advantage. Our Employee’s Charter has fostered diversity through the principles of fair treatment and equal opportunity based on an individual’s qualifications and performance, free of discrimination or favouritism and we regularly reinforce these principles through employee meetings, training and communications. Any employee who believes that we are not living up to any of the principles in the Employee’s Charter, including the principal of fair treatment, can seek redress through our Employee Hotline, a confidential and anonymous process through which employee complaints are reported and investigated.

Supply Chain Responsibility

Our Expectations of our Suppliers

Our contractual arrangements with suppliers require, among other things, compliance with our Code of Conduct, including compliance with laws, respect for employee rights and environmental responsibility. Our Global Working Conditions (discussed above) are communicated to our suppliers and a failure by any of our suppliers to comply with its terms can result in the termination by Magna of the supply relationship. We also support and are actively participating in automotive industry efforts to develop common industry standards relating to business ethics, environmental standards, working conditions and employee rights. We will continue to engage with our suppliers to raise awareness of the importance of social responsibility in our supply chain.

Supplier Diversity

We value supplier diversity and support it through our purchasing activities. To further support our supplier diversity efforts, we participate as a corporate member of a number of industry-recognized supplier diversity organizations. In October 2015, we received the Canadian Aboriginal and Minority Supplier Council’s (CAMSC) Tier 1 Champion of Supplier Diversity Award which is awarded to businesses that actively support its customers’ economic inclusion goals by including certified Aboriginal and minority suppliers in their procurement opportunities, assisting in the development of diverse suppliers and actively promoting supplier diversity across their business.

Conflict Minerals

We support efforts to rid automotive parts and assemblies of conflict minerals such as gold, tantalite, tungsten and tin which are sourced from mines under the control of armed groups in the Democratic Republic of Congo and certain neighbouring countries. Our commitment to conflict minerals reporting and our expectations of our sub-suppliers to support our reporting efforts is set out in our policy statement on conflict minerals, which is available on our website www.magna.com. Consistent with the approach taken by our customers, suppliers and other fellow members of the Automotive Industry Action Group, we are engaged in an annual process of determining whether any products which we make or buy contain such “conflict minerals”. Our latest conflict minerals report is available on our website www.magna.com and on the SEC’s EDGAR website (www.sec.gov). We continue to work with our suppliers to increase awareness, and accuracy, of “conflict minerals” reporting requirements and, through our membership in the Conflict Free Sourcing Initiative (CFSI), support continuing cross-industry efforts to identify and validate conflict-free smelters and refiners.

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Ethics & Legal Compliance

We strive to be an ethical and responsible corporate citizen and are committed to conducting business in a legal and ethical manner globally. Our Chief Executive Officer, and our Executive and Group Management, have communicated and consistently reinforced our clear and unequivocal compliance expectations through all levels of our organization. Our Code of Conduct, which applies equally to all of our Directors, officers and employees, articulates our compliance-oriented values and our expectations generally. It also establishes our standards of conduct in a number of specific areas, including:

•	employment practices and employee rights;

•	respect for human rights;

•	compliance with law, generally;

•	conducting business with integrity, fairness and respect;

•	fair dealing, including prohibition on giving or receiving bribes;

•	accurate financial reporting;

•	standards of conduct for senior financial officers;

•	prohibition on insider trading and derivative monetization transactions;

•	timely public disclosure of material information;

•	compliance with antitrust and competition laws;

•	environmental responsibility;

•	occupational health and safety;

•	management of conflicts of interest;

•	protection of employees’ confidential information; and

•	compliance with our corporate policies.

The Code of Conduct, which is disclosed on the corporate governance section of our website (www.magna.com) and posted on our employee intranet in 24 different languages, is administered and overseen by the EROC. The Code of Conduct is reviewed at least annually and proposed amendments must be approved by our Board. We have also supplemented and reinforced the requirements of the Code of Conduct through the adoption of policies covering: bribery and improper payments; tooling practices; gifts and entertainment; anti-retaliation; careful communication; and anti-trust and competition laws.

In order to help our employees understand the values, standards and principles underlying the Code of Conduct, we have implemented a comprehensive compliance program which includes a mix of live training sessions and web-based training modules. Web-based training was rolled-out in 2012. We have also developed specialized compliance training modules which target specific functional audiences. These specialized programs are designed to be interactive and incorporate real-life scenarios and exercises, which we believe amplifies our compliance expectations and resonates more powerfully with participants.

The EROC oversees our ethics and legal compliance program, which aims to assist employees in understanding the values, standards and principles underlying the Code of Conduct, as well as the application of such values, standards and principles to real-life situations encountered by employees in different roles. The global implementation of the program is supervised by the Magna Compliance Council, a body that includes key corporate officers representing our finance, legal, human resources, operations, internal audit, sales and marketing and ethics & compliance function. The Compliance Council is tasked with, among other things, providing overall direction for our compliance program, approving key initiatives and ensuring that the required elements of our

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compliance program are being carried out globally by our cross-functional product group Compliance Committees. These product group Compliance Committees are supported by cross-functional regional Compliance Committees.

We formed the North American Automotive Compliance Roundtable (“ACR”) in 2014 to benchmark and share compliance best practices with our customers and Tier 1 competitors. The North American ACR currently has 12 members including Ford, GM and Chrysler who meet in-person three times per year in Detroit. Due to the success of the North American ACR, we formed the European Automotive Compliance Roundtable in 2015 which currently has 13 members including Daimler, Ford and General Motors/Opel.

We also maintain a confidential and anonymous whistle-blowing line known as the Good Business Line (“GBL”, which is overseen by our Audit Committee. The GBL is available for employees and other stakeholders such as customers and suppliers to make submissions 24 hours per day, seven days a week, in over 20 languages, by phone, mail or online (www.magnagbl.com). Submissions are received and tracked by an independent third-party service provider. Reports to the GBL are reviewed by our Internal Audit and Corporate Legal departments and, when appropriate, an investigation is conducted. The Vice-President, Internal Audit together with our Corporate Legal department supervises all GBL-related investigations. The Audit Committee receives quarterly presentations regarding GBL activity and details of submissions are discussed by the head of Internal Audit with the Audit Committee without members of Management present.

Intellectual Property

We own and use numerous patents and patent applications in connection with our operations. We are also licensed to use patents or technology owned by others. From time to time, claims of patent infringement are made by or against us. None of the claims against us has had, and we believe that none of the current claims will have, a material adverse effect upon us. While in the aggregate our patents and licenses are considered important in the operation of our business, we do not consider them of such importance that the expiry of any one patent or license would materially affect our business.

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Risk Factors

The industry in which we compete and the business we conduct are subject to a number of risks and uncertainties. These risks and uncertainties, together with a number of assumptions underlie the forward-looking statements made in this Annual Information Form. In order to fully understand these risks, uncertainties and assumptions, you should carefully consider the following risk factors in addition to other information included in this Annual Information Form.

A worsening of economic and political conditions may result in lower consumer confidence. Lower consumer confidence could result in a decline in production volumes as a result of lower consumer demand which could have a material adverse effect on our profitability.

The global automotive industry is cyclical. A worsening of economic and political conditions, including through rising interest rates or inflation, rising unemployment, increasing energy prices, declining real estate values, increased volatility in global capital markets, international conflicts, sovereign debt concerns, an increase in protectionist measures and/or other factors, may result in lower consumer confidence. Consumer confidence has a significant impact on consumer demand for vehicles, which in turn impacts vehicle production. A significant decline in vehicle production volumes from current levels could have a material adverse effect on our profitability.

Significant long-term fluctuations in relative currency values could have an adverse effect on our profitability and financial condition, and could adversely impact our competitiveness in certain regions.

Although our financial results are reported in U.S. dollars, a significant portion of our sales and operating costs are realized in Canadian dollars, euros, British pounds and other currencies. Our profitability is affected by movements of the U.S. dollar against the Canadian dollar, the euro, the British pound and other currencies in which we generate revenues and incur expenses. Significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of the U.S. dollar, Canadian dollar, or euro could have an adverse effect on our profitability and financial condition and any sustained change in such relative currency values could adversely impact our competitiveness in certain geographic regions.

Our profitability could be materially adversely affected by fines or penalties imposed by antitrust and competition regulatory authorities, including Brazilian antitrust authorities.

The automotive industry has in recent years been the subject of increased government enforcement of antitrust and competition laws, particularly by the United States Department of Justice and the European Commission. Currently, investigations are being conducted in several product areas, and these regulators or those in other jurisdictions could choose to initiate investigations in these or other product areas.

In September 2014, the Conselho Administrativo de Defesa Economica, Brazil’s Federal competition authority, attended at one of the Company’s operating Divisions in Brazil to obtain information in connection with an ongoing antitrust investigation relating to suppliers of automotive door latches and related products.

Proceedings of this nature can often continue for several years. Where wrongful conduct is found, the relevant antitrust authority can, depending on the jurisdiction, initiate administrative or criminal legal proceedings and impose administrative or criminal fines or penalties taking into account several mitigating and aggravating factors.

At this time, management is unable to predict the duration or outcome of the Brazilian investigation, including whether any operating Divisions of the Company will be found liable for any violation of law or the extent or magnitude of any liability, if found to be liable.

The Company’s policy is to comply with all applicable laws, including antitrust and competition laws. The Company has initiated a global review focused on antitrust risk led by a team of external counsel. If any antitrust violation is found as a result of the above-referenced investigation or otherwise, Magna could be subject to fines, penalties and civil, administrative or criminal legal proceedings that could have a material adverse effect on Magna’s profitability in the year in which any such fine or penalty is imposed or the outcome of any such proceeding is determined. Additionally, Magna could be subject to other consequences, including reputational damage, which could have a material adverse effect on the Company.

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Our short-term profitability could be materially adversely affected by costs associated with selling some of our product lines, downsizing, closing or selling some of our operations or other significant, non-recurring costs.

We may sell some product lines and/or downsize, close or sell some of our operating Divisions. By taking such actions, we may incur restructuring, downsizing and/or other significant non-recurring costs. These costs may be higher in some countries than others and could have a material adverse effect on our profitability.

Our inability to turn around underperforming operations could have a material adverse effect on our profitability and operations.

Although we are working to turn around underperforming operating Divisions, there is no guarantee that we will be successful in doing so in the short to medium term or that the expected improvements will be fully realized or realized at all. The continued underperformance of one or more operating Divisions could have a material adverse effect on our profitability and operations.

Our inability to offset price concessions or additional costs from our customers could have a material adverse effect on our profitability.

We face ongoing pricing pressure from automobile manufacturers, including through: long-term supply agreements with mutually agreed price reductions over the life of the agreement; incremental annual price concession demands; and pressure to absorb costs related to product design, engineering and tooling and other items previously paid for directly by automobile manufacturers; pressure to assume or offset commodities cost increases; and refusal to fully offset inflationary price increases. Automobile manufacturers possess significant leverage over their suppliers due to their purchasing power and the highly competitive nature of the automotive supply industry. As a result of the broad portfolio of parts we supply to our six largest customers, such customers may be able to exert greater leverage over us as compared to our competitors. We attempt to offset price concessions and costs in a number of ways, including through negotiations with our customers, improved operating efficiencies and cost reduction efforts. Our inability to fully offset price concessions or costs previously paid for by automobile manufacturers could have a material adverse effect on our profitability.

Our profitability may be adversely affected by program launch difficulties.

The launch of new business is a complex process, the success of which depends on a wide range of factors, including the production readiness of our and our suppliers’ manufacturing facilities, as well as factors related to manufacturing processes, tooling, equipment, employees, initial product quality and other factors. Our failure to successfully launch material new or takeover business could have an adverse effect on our profitability.

Our failure to successfully identify, complete and integrate acquisitions could have a material adverse effect on our profitability.

We intend to continue to pursue acquisitions in those product areas which we have identified as key to our business strategy. However, we may not be able to identify suitable acquisition targets or successfully acquire any suitable targets which we identify. Additionally, we may not be able to successfully integrate or achieve anticipated synergies from those acquisitions which we do complete and/or such acquisitions may be dilutive in the short to medium term, which could have a material adverse effect on our profitability.

The completion of acquisitions may increase our risk profile which could have a material adverse effect on our profitability.

The successful completion of one or more significant acquisitions could increase our risk profile, including through the assumption of incremental regulatory/compliance, pricing, supply chain, commodities, labour relations, litigation, environmental, pensions, warranty, recall, IT, tax or other risks. Although we seek to conduct appropriate levels of due diligence on our acquisition targets, these efforts may not always prove to be sufficient in identifying all risks and liabilities related to the acquisition, including as a result of: limited access to information; time constraints for conducting due diligence; inability to access target company facilities and/or personnel; or other limitations in the due diligence process. Additionally, we may identify risks and liabilities through our acquisition due diligence efforts that we are not able to sufficiently mitigate through appropriate contractual protections. The realization of any such risks could have a material adverse effect on our profitability.

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Shifts in market share away from our top customers could have a material adverse effect on our profitability.

Although we supply parts to all of the leading automobile manufacturers, a significant majority of our sales are to six customers: General Motors, Fiat Chrysler, Ford, Daimler, Volkswagen and BMW. While we have diversified our customer base somewhat in recent years and continue to attempt to further diversify, there is no assurance we will be successful. Shifts in market share away from our top customers could have a material adverse effect on our profitability.

Shifts in market shares among vehicles or vehicle segments or shifts away from vehicles on which we have significant content could have a material adverse effect on our profitability.

While we supply parts for a wide variety of vehicles produced globally, we do not supply parts for all vehicles produced, nor is the number or value of parts evenly distributed among the vehicles for which we do supply parts. Shifts in market shares among vehicles or vehicle segments, particularly shifts away from vehicles on which we have significant content and shifts away from vehicle segments in which our sales may be more heavily concentrated, could have a material adverse effect on our profitability.

We may not be able to grow our business with Japanese, Korean and Chinese-based automotive customers, or grow our business enough with such customers to offset potentially slower growth with our largest customers, which could materially adversely affect our profitability.

In light of the amount of business we currently have with our largest customers in North America and Europe, our opportunities for incremental growth with these customers may be limited. The amount of business we have with Japanese, Korean and Chinese-based automobile manufacturers generally lags that of our largest customers, due in part to the existing relationships between such automobile manufacturers and their preferred suppliers. There is no certainty that we can achieve growth with Asian-based automobile manufacturers, nor that any such growth will offset slower growth we may experience with our largest customers in North America and Europe. As a result, our inability to grow our business with Asian-based automobile manufacturers could have a material adverse effect on our profitability.

We are exposed to a number of risks related to conducting business in foreign countries. The occurrence of any such risks could have an adverse effect on our operations, financial condition and profitability.

While we continue to expand our manufacturing footprint with a view to taking advantage of opportunities in markets such as China, India, Eastern Europe, Thailand and other non-traditional markets for us, we cannot guarantee that we will be able to fully realize such opportunities. Additionally, the establishment of manufacturing operations in new markets carries its own risks, including those relating to:

•	political, civil and economic instability and uncertainty;

•	corruption risks;

•	high inflation and our ability to recover inflation-related cost increases;

•	trade, customs and tax risks;

•	expropriation risks;

•	currency exchange rates;

•	currency controls;

•	limitations on the repatriation of funds;

•	insufficient infrastructure;

•	competition to attract and retain qualified employees; and

•	other risks associated with conducting business internationally.

Expansion of our business in non-traditional markets is an important element of our strategy and, as a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable, however, the occurrence of any such risks could have an adverse effect on our operations, financial condition and profitability.

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Prolonged supply disruptions could have a material adverse effect on our profitability.

A disruption in the supply of components to us from our suppliers could cause the temporary shut-down of our or our customers’ production lines. Any prolonged supply disruption, including due to the inability to re-source or in-source production, could have a material adverse effect on our profitability.

Work stoppages and other labour relations disputes could have a material adverse effect on our operations and profitability.

Some of our manufacturing facilities are unionized, as are many manufacturing facilities of our customers and suppliers. Unionized facilities are subject to the risk of labour disruptions from time to time, including as a result of restructuring actions taken by us, our customers and other suppliers. We cannot predict whether or when any labour disruption may arise, or how long such a disruption could last. A significant labour disruption could lead to a lengthy shutdown of our or our customers’ and/or our suppliers’ production lines, which could have a material adverse effect on our operations and profitability.

Scheduled production shutdowns of our customers’ production facilities could cause our sales and profitability to fluctuate within a fiscal year.

Our business is generally not seasonal. However, our sales and profits are closely related to our automotive customers’ vehicle production schedules. Our largest North American customers typically halt production for approximately two weeks in July and one week in December. In addition, many of our customers in Europe typically shut down vehicle production during portions of August and one week in December. These scheduled shutdowns of our customers’ production facilities could cause our sales and profitability to fluctuate when comparing fiscal quarters in any given year.

We may not be able to compete as successfully as some of our competitors in certain product or geographic areas, which could have an adverse effect on our operations and profitability.

The automotive supply industry is highly competitive. As a result of our diversified automotive business, some competitors have greater market share than we do in some product areas or geographic regions, or increasing market share in product areas or geographic regions which are experiencing higher growth rates. As the trends towards globalization and consolidation of automotive suppliers continue, we expect our competitors will be larger and have greater access to financial and other resources than is currently the case. In some product areas, we may also face new, global competitors which emerge from non-traditional markets, such as China, and act as industry consolidators. Failure to successfully compete with existing or new competitors could have an adverse effect on our operations and profitability.

A reduction in outsourcing by our customers, or the loss of any material production or assembly programs, combined with a failure to secure sufficient alternative programs, could have a material adverse effect on our profitability.

We depend on the outsourcing of components, modules and assemblies, as well as complete vehicles, by automobile manufacturers. The extent of automobile manufacturer outsourcing is influenced by a number of factors, including: relative cost, quality and timeliness of production by suppliers as compared to automobile manufacturers; capacity utilization; automobile manufacturers’ perceptions regarding the strategic importance of certain components/modules to them; labour relations among automobile manufacturers, their employees and unions; and other considerations. A reduction in outsourcing by automobile manufacturers, or the loss of any material production or assembly programs combined with the failure to secure alternative programs with sufficient volumes and margins, could have a material adverse effect on our profitability.

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Termination or non-renewal of a production purchase order by a customer could have an adverse effect on our profitability.

Contracts from our customers consist of blanket purchase orders which generally provide for the supply of components for a customer’s annual requirements for a particular vehicle, instead of a specific quantity of products. These blanket purchase orders can be terminated by a customer at any time and, if terminated, could result in our incurring various pre-production, engineering and other costs which we may not recover from our customer and which could have an adverse effect on our profitability.

Our profitability and financial condition could be materially adversely affected if we are unsuccessful in consistently developing innovative products and processes.

We continue to invest in technology and innovation which we believe will be critical to our long-term growth. Our ability to anticipate changes in technology and to successfully develop and introduce new and enhanced products and/or manufacturing processes on a timely basis will be a significant factor in our ability to remain competitive. If we are unsuccessful or are less successful than our competitors in consistently developing innovative products and/or processes, we may be placed at a competitive disadvantage, which could have a material adverse effect on our profitability and financial condition.

Our inability to offset commodities price increases could have a material adverse effect on our profitability.

Prices for certain key raw materials and commodities used in our parts, including steel and resin, continue to be volatile. To the extent we are unable to offset commodity price increases:

•	by passing such increases to our customers;

•	by engineering products with reduced commodity content;

•	through hedging strategies;

•	or otherwise,

such additional commodity costs could have an adverse effect on our profitability. Some of our manufacturing facilities generate a significant amount of scrap steel and recover some of the value through scrap steel sales. Scrap steel prices have declined in recent months and may decline further, which could have an adverse effect on our profitability.

Warranty and recall costs could have a material adverse effect on our profitability and financial condition.

Our customers continue to demand that we bear the cost of the repair and replacement of defective products which are either covered under their warranty or are the subject of a recall by them. Warranty provisions are established based on our best estimate of the amounts necessary to settle existing or probable claims on product defect issues. Recall costs are costs incurred when government regulators and/or our customers decide to recall a product due to a known or suspected performance issue and we are required to participate either voluntarily or involuntarily. Currently, under most customer agreements, we only account for existing or probable warranty claims. Under certain complete vehicle engineering and assembly contracts, and with respect to our transmission systems programs, we record an estimate of future warranty-related costs based on the terms of the specific customer agreements and the specific customer’s (or our) warranty experience. While we possess considerable historical warranty and recall data and experience with respect to the products we currently produce, we have little or no warranty and recall data which allows us to establish accurate estimates of, or provisions for, future warranty or recall costs relating to new products, assembly programs or technologies being brought into production or acquired by us. The obligation to repair or replace such products could have a material adverse effect on our profitability and financial condition.

Natural disasters or other catastrophic events could disrupt our supply of products to our customers which could have a material adverse effect on our operations and profitability.

Our manufacturing facilities are subject to risks associated with natural disasters or other catastrophic event, including fires, floods, hurricanes and earthquakes. The occurrence of any of these disasters or catastrophic event could cause the total or partial destruction of our or our sub-supplier’s manufacturing facility, thus preventing us from supplying products to our customers and disrupting production at their facilities for an indeterminate period of time. The inability to promptly resume the supply of products following a natural disaster or catastrophic event at a manufacturing facility could have a material adverse effect on our operations and profitability.

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A significant breach of our information technology systems could disrupt our business and damage our reputation with customers which could have a material adverse effect on our company.

The reliability and security of our information technology (IT) systems is important to our business and operations. Although we have established and continue to enhance security controls intended to protect our IT systems and infrastructure, there is no guarantee that such security measures will be effective in preventing unauthorized physical access or cyber-attacks. A significant breach of our IT systems could: cause disruptions in our manufacturing operations; lead to the loss, destruction or inappropriate use of sensitive data; or result in theft of our or our customers’ intellectual property or confidential information. If any of the foregoing events occurs, we may be subject to a number of consequences, including reputational damage, which could have a material adverse effect on our Company.

An increase in our pension funding obligations could have a material adverse effect on our profitability and financial condition.

Some of our current and former employees in Canada and the United States participate in defined benefit pension plans. Although these plans have been closed to new participants, existing participants in Canada continue to accrue benefits. Our defined benefit pension plans are not fully funded and our pension funding obligations could increase significantly due to a reduction in the funding status caused by a variety of factors, including: weak performance of capital markets; declining interest rates; failure to achieve sufficient investment returns; investment risks inherent in the investment portfolios of the plans; and other factors. A significant increase in our pension funding obligations could have a material adverse effect on our profitability and financial condition.

Legal claims and/or regulatory actions against us could have a material adverse effect on our financial position.

From time to time, we may become involved in regulatory proceedings, or become liable for legal, contractual and other claims by various parties, including customers, suppliers, former employees, class action plaintiffs and others. Depending on the nature or duration of any potential proceedings or claims, we may incur substantial costs and expenses and may be required to devote significant management time and resources to the matters. On an ongoing basis, we attempt to assess the likelihood of any adverse judgments or outcomes to these proceedings or claims, although it is difficult to predict final outcomes with any degree of certainty. Except as disclosed from time to time in our consolidated financial statements and/or our Management’s Discussion & Analysis, we do not believe that any of the proceedings or claims to which we are party will have a material adverse effect on our profitability; however, we cannot provide any assurance to this effect.

Our profitability may be materially adversely affected by our inability to utilize tax losses or because of tax exposures we face.

We have incurred losses in some countries which we may not be able to fully or partially offset against income we have earned in those countries. In some cases, we may not be able to utilize these losses at all if we cannot generate profits in those countries and/or if we have ceased conducting business in those countries altogether. Our inability to utilize tax losses could materially adversely affect our profitability. At any given time, we may face other tax exposures arising out of changes in tax or transfer pricing laws, tax reassessments or otherwise. To the extent we cannot implement measures to offset these exposures, they may have a material adverse effect on our profitability.

Changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates could have a material adverse effect on our profitability.

Our effective tax rate varies in each country in which we conduct business. Changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates could have a material adverse effect on our profitability.

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A downgrade in credit ratings assigned to us could impact our cost of borrowing, which could have an adverse effect on our profitability and financial condition.

The credit ratings currently assigned to us by DBRS, Moody’s and Standard & Poor’s, or that may in the future be assigned to us by other ratings agencies, are subject to change in accordance with the criteria established by such ratings agencies. There is no assurance that any rating assigned to us will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future. A downgrade in the credit ratings assigned to us by one or more rating agencies could increase our cost of borrowing or impact our ability to renegotiate loans made to us, which could have an adverse effect on our profitability and financial condition.

Significant changes in laws and governmental regulations could have an adverse effect on our profitability.

A significant change in the current regulatory environment in our principal markets could have an adverse effect on our profitability. Additionally, we could be adversely affected by changes in tax or other laws which impose additional costs on automobile manufacturers or consumers, or more stringent fuel economy and emissions requirements on manufacturers, of sport-utility vehicles, light trucks and other vehicles from which we derive some of our sales.

Compliance with environmental laws and regulations could have an adverse effect on our financial condition or profitability.

We are subject to a wide range of environmental laws and regulations relating to air emissions, wastewater discharge, waste management and storage of hazardous substances. We are also subject to environmental laws requiring investigation and clean-up of environmental contamination and are in various stages of investigation and clean-up at our manufacturing facilities where contamination has been alleged. Estimating environmental clean-up liabilities is complex and heavily dependent on the nature and extent of historical information and physical data relating to the contaminated sites, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination. In addition, these environmental laws and regulations are complex, change frequently and have tended to become more stringent and expensive over time. Therefore, we may not have been, and in the future may not be, in complete compliance with all such laws and regulations and we may incur material costs or liabilities as a result of such laws and regulations significantly in excess of amounts we have reserved. To the extent that we incur liabilities or costs in excess of the amounts we have reserved in order to comply with environmental laws and regulations, such liabilities or costs could have an adverse effect on our financial condition or profitability.

We recorded significant impairment charges in recent years and could record additional impairment charges in the future which could have a material adverse effect on our profitability.

We recorded significant impairment charges related to goodwill and long-lived assets in recent years and may continue to do so in the future. The early termination, loss, renegotiation of the terms of, or delay in the implementation of, any significant production contract could be indicators of impairment. In addition, to the extent that forward-looking assumptions regarding: the impact of turnaround plans on underperforming operations; new business opportunities; program price and cost assumptions on current and future business; the timing and success of new program launches; and forecast production volumes; are not met, any resulting impairment loss could have a material adverse effect on our profitability.

An unanticipated deterioration of economic conditions could result in depletion of our cash resources, which could have a material adverse effect on our operations and financial condition.

We believe we will have sufficient financial resources available to successfully execute our business plan, even in the event of another global recession similar to that of 2008-2009. However, as a result of the reduction of our excess cash in connection with our balance sheet strategy, we may have less financial flexibility than we have had in the last few years. The occurrence of an economic shock not contemplated in our business plan, a rapid deterioration of economic conditions or a more prolonged recession than that experienced in 2008-2009 could result in the depletion of our cash resources, which could have a material adverse effect on our operations and financial condition.

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We may not achieve returns on investments which equal or exceed past returns which could materially adversely affect our profitability.

In recent years, we have invested significant amounts of money in our business through capital expenditures to support new facilities, expansion of existing facilities, purchases of production equipment and acquisitions. Returns achieved on such investments in the past are not necessarily indicative of the returns we may achieve on future investments and our inability to achieve returns on future investments which equal or exceed returns on past investments could have a material adverse effect on our level of profitability.

We could reduce or suspend our dividend in the future.

The declaration and payment of dividends, including the dividend rate, is subject to the Board’s discretion taking into account our cash flow, capital requirements, our financial condition and other factors the Board considers relevant. These factors are, in turn, subject to various risks, including the risk factors set out above. While we aim to pay a consistent dividend and increase the dividend rate over time, our Board may in certain circumstances determine that it is in the best interests of the Corporation to reduce or suspend the dividend. In such event, the trading price of our Common Shares may be materially affected.

Trading prices of our Common Shares are not predictable and may fluctuate significantly due to a variety of factors, many of which are outside of our control.

Trading prices of our Common Shares cannot be predicted and may fluctuate significantly due to a variety of factors, many of which are outside our control, including: general economic and stock market conditions; variations in our operating results and financial condition; differences between our actual operating and financial results and those expected by investors and stock analysts; changes in recommendations made by stock analysts, whether due to factors relating to us, our customers, the automotive industry or otherwise; significant news or events relating to our primary customers, including the release of vehicle production and sales data; investor and stock analyst perceptions about the prospects for our or our primary customers’ respective businesses or the automotive industry; and other factors.

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4. Dividends

Dividends Paid

The following table sets forth the cash dividends we have paid or payable on our Common Shares for the last three years.

Period	Payment Date	Record Date	Amount per Common Share

Calendar 2016 (to date)	March 24	March 11	$0.250

Calendar 2015	December 11 September 11 June 12 March 27	November 27 August 28 May 29 March 13	$0.220 $0.220 $0.220 $0.220

Calendar 2014	December 12 September 12 June 13 March 28	November 28 August 29 May 30 March 14	$0.190 $0.190 $0.190 $0.190

Calendar 2013	December 13 September 16 June 17 March 27	November 29 August 30 May 31 March 13	$0.160 $0.160 $0.160 $0.160

Our Corporate Constitution, which currently forms part of our charter documents, contains a dividend policy which requires distribution annually of 10% and, on average over a three-year period not less than 20%, of our after-tax profits to shareholders. At the Meeting, we are seeking shareholder approval to amend our articles of incorporation to remove the Corporate Constitution, the details of which are contained under “Business of the Meeting – Amendment of Articles of Incorporation” in our Circular. We intend to continue paying a quarterly dividend from our cash flow from operations, with the aim of regularly increasing the dividend consistent with our practice since 2010. The declaration and payment of dividends, including the dividend rate, is reviewed quarterly by our Board and is subject to the Board’s discretion taking into account our cash flow, capital requirements, our financial condition and other factors they consider relevant. See “Section 3. Description of the Business – Risk Factors”.

Dividend Reinvestment Plan (DRIP)

Since 1994, we have maintained a dividend reinvestment plan in which registered shareholders have the option to purchase additional Common Shares by investing the cash dividends paid on their shares.

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5. Description of our Capital Structure

Authorized Share Capital

Our authorized share capital consists of an unlimited number of Common Shares and 99,760,000 Preference Shares, issuable in series, all with no par value. As of March 18, 2016, the Record Date for our Meeting, a total of 398,592,739 Common Shares were issued and outstanding. No Preference Shares have been issued or are outstanding.

The following is a brief description of the significant attributes of our authorized share capital and is qualified in its entirety by reference to the detailed provisions in our charter documents. The attributes of our Common Shares and our Preference Shares are set out in our charter documents.

Common Shares

The holders of our Common Shares are entitled:

•	to one vote for each Common Share held at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;

•	to receive any dividends that may be declared by our Board, subject to the preferential rights attaching to any shares ranking in priority to our Common Shares; and

•	to receive, after the payment of our liabilities and subject to the rights of the holders of any shares ranking in priority to our Common Shares, all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs.

Preference Shares

Our Board may, without the approval of any of our shareholders, fix the number of shares in, and determine the attributes of, an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over our Common Shares, but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs. No Preference Shares have been issued or are outstanding and we do not currently anticipate issuing any such shares. In the event we do issue Preference Shares in the future, we would expect to issue them solely for legitimate financing purposes and not to block a change of control transaction.

Amendments to Share Provisions and Other Matters

The provisions attaching to our Preference Shares, to a series of our Preference Shares, and to our Common Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, or our Common Shares may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by two-thirds of the votes cast by those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

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Ratings

As of the date of this Annual Information Form, we have been assigned the ratings in the table below:

Credit Rating Agency	Issuer Rating	Senior Debt Rating	Short-Term Debt Rating	Outlook / Trend

Dominion Bond Rating Service (“DBRS”)[1]	A (low)	A (low)	R-1 (low)	Stable

Moody’s Investor Services (Moody’s)[2]	Baa1	Baa1	Prime-2	Positive

Standard & Poor’s (S&P)[3]	A-	A-	A-2	Stable

Notes:

(1)	DBRS’s issuer and senior debt ratings are based on its long-term rating scale that ranges from “AAA” to “D which represents the range from an issuer with the highest credit quality to one that has filed under bankruptcy, insolvency or winding up legislation or failed to satisfy an obligation after exhausting grace periods. A rating in the “A” rating category is in the third highest category of the relevant scale of eight major categories and is considered by DBRS to be of good credit quality, with substantial capacity for payment of financial obligations. “High” and “low” grades are used to indicate the relative standing of credit within a particular rating category. The absence of one of these designations indicates a rating which is in the middle of the category, excluding the AAA and D categories for which the “high”, “middle” or “low” designations are not used. The DBRS rating trends provide guidance in respect of DBRS’ opinion regarding the outlook for the rating in question, with rating trends falling into one of three categories—“Positive”, “Stable” or “Negative”. The rating trend indicates the direction in which DBRS considers the rating is headed should present tendencies continue, or in some cases, unless challenges are addressed. A “Positive” or “Negative” does not necessarily indicate a ratings change is imminent, but rather the trend represents an indication that there is a greater likelihood that the rating could change in the future than would be the case if a “Stable” trend was assigned.

DBRS’s short-term debt rating is based on its commercial paper and short-term debt rating scale that ranges from “R-1 (high)” to “D” which represents the range from an issuer with the highest credit quality to one that has filed under bankruptcy, insolvency or winding up legislation or failed to satisfy an obligation after exhausting grace periods. A rating in the “R-1 (low)” category represents the third highest category of the relevant scale of ten major categories and is considered by DBRS to be of good credit quality, with substantial capacity for payment of financial obligations.

(2)	Moody’s senior unsecured issuer rating is an opinion as to our future relative creditworthiness. The credit rating is based on a rating scale that, for global automotive suppliers, ranges from “Aaa” to “C”, which represents the range from those obligations with minimal credit risk to those obligations that are in default with little prospect of recovery. Issuer’s in the “Baa” rating category are in the fourth highest category of the relevant scale of nine major categories and are considered by Moody’s to be subject to moderate credit risk. The determination of the overall rating assigned to a global automotive supplier is based on an assessment of an issuer’s performance in four broad weighted categories which are further broken down into 13 weighted sub-factors each of which maps to a specific letter rating in the range above. The indicated rating category for each sub-factor (i.e., Aaa, Aa, etc.) is then converted into a numeric value, which is then multiplied by the weight for that sub-factor with the results then totaled to produce a composite weighted-factor score, that is itself then mapped back to an alphanumeric rating based on the ratings range from Aaa to C. Moody’s appends the numerical modifiers 1, 2, or 3 to each generic rating classification from Aa through Caa. The modifiers 1, 2 and 3 indicate that the obligation ranks in the higher end, mid-range or lower end of its generic rating category, respectively. The Moody’s rating outlook is an opinion regarding the likely direction of an issuer’s rating over the medium term, and fall into one of four categories: Positive, Negative, Stable or Developing.

(3)	S&P’s issuer credit rating is a current opinion of our overall financial capacity (i.e. credit worthiness) to pay our financial obligations in full and on time. This credit rating is based on a rating scale that ranges from “AAA” to “D”, which represents the range from extremely strong capacity to meet financial obligations to a failure to pay one or more financial obligations when it came due. An issuer with a long-term issuer rating in the “A” rating category is in the third highest category of the relevant scale of ten major categories and is considered by Standard & Poor’s to have a strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than issuers in higher-rated categories. The ratings from “AA” to “CCC” may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. The lack of one of these designations indicates a rating that is in the middle of the category. The S&P rating outlook assesses the potential direction of a credit rating over the intermediate term (typically six months to two years), but is not necessarily a precursor to a rating change. A “Stable” outlook rating means the rating is not likely to change.

Credit ratings are intended to provide investors with an independent measure of the credit quality of debt and securities. The credit ratings assigned to us or our senior debt by the rating agencies are not recommendations to purchase, hold or sell our debt or securities, since such ratings do not address market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future, if in its judgement, circumstances warrant. We have made customary payments to each of DBRS, Moody’s and S&P in respect of the ratings assigned to us during the last two years and expect to continue to do so. In addition, we made payments to (i) Moody’s and S&P in connection with the confirmation of our ratings in respect of the issuance of our Senior Notes and the establishment of our ECP Program, and (ii) Moody’s in connection with the issuance of the Canadian Notes.

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6. Market for Securities

Our Common Shares are listed and posted for trading on the TSX under the trading symbol “MG”, and on the New York Stock Exchange under the trading symbol “MGA”.

The high and low sale prices and volume of shares traded for our Common Shares, as reported by the TSX and NYSE, respectively, for the months during the year ended December 31, 2015 were as follows:

Month	TSX High (C$)	TSX Low (C$)	TSX Volume	NYSE High ($)	NYSE Low ($)	NYSE Volume

January(1)	129.78	108.79	11,706,091	109.74	90.55	16,208,605

February(1)	138.30	121.51	10,490,251	110.77	96.26	13,454,066

March (1- 25)(1)	139.41	130.89	9,044,138	111.21	102.73	10,800,277

March (26 – 31)	69.71	64.62	3,229,747	54.95	51.61	5,518,737

April	68.65	60.80	17,636,909	55.21	50.33	21,239,884

May	72.63	61.00	18,904,207	58.24	50.33	33,100,277

June	74.24	68.50	22,009,235	59.29	55.55	34,383,685

July	74.50	68.54	21,531,427	57.62	52.77	42,759,709

August	73.93	56.49	24,757,859	56.00	42.77	33,457,591

September	67.52	57.95	26,780,890	51.60	43.39	37,864,997

October	71.10	62.72	18,391,041	53.89	47.31	27,798,322

November	70.17	57.23	28,441,664	53.56	42.81	48,758,346

December	61.98	55.96	22,368,641	46.42	40.31	38,182,449

Notes:

(1)	High/Low sale prices on the TSX and NYSE for January and February 2015 and the period from March 1- March 25, 2015 reflect pre- Stock Split prices.

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7. Directors & Executive Officers

Directors

Our Board currently consists of the following members:

Name & Municipality of Residence	Director Since	Principal Occupation

Scott B. Bonham California, U.S.A.	May 10, 2012	Co-Founder and Partner, The Fueling Station and Corporate Director

Peter G. Bowie Ontario, Canada	May 10, 2012	Corporate Director

Hon. J. Trevor Eyton Ontario, Canada	May 6, 2010	Corporate Director

Lady Barbara Judge London, England	September 20, 2007	Corporate Director

Dr. Kurt J. Lauk(1) Baden-Württemburg, Germany	May 4, 2011	Co-Founder & President, Globe CP GmbH

Cynthia A. Niekamp Michigan, U.S.A.	May 8, 2014	Corporate Director

Dr. Indira V. Samarasekera British Columbia, Canada	May 8, 2014	Senior Advisor. Bennett Jones LLP and Corporate Director

Donald J. Walker Ontario, Canada	November 7, 2005	Chief Executive Officer of Magna

Lawrence D. Worrall Ontario, Canada	November 7, 2005	Corporate Director

William L. Young(2)(3) Massachusetts, U.S.A.	May 4, 2011	Co-Founder and Partner, Monitor Clipper Partners

Notes:

(1)	Dr. Lauk was a director of Papierfabrik Scheuffelen GmbH, a private company, when it filed for bankruptcy protection under German law on July 17, 2008.
(2)	Chairman of the Board.
(3)	Mr. Young was a director of American Fiber & Yarns and Recycled Paper Greetings, both of which were private companies, when they filed voluntary petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on September 23, 2008 and January 2, 2009, respectively.

All of our directors were elected to their present terms of office by our shareholders at our Annual Meeting of Shareholders held on May 7, 2015. The term of office for each director expires at the conclusion of the next annual meeting of our shareholders. No executive committee of the Board has been constituted. One director who was elected at our 2015 annual meeting of shareholders, V. Peter Harder, resigned effective March 21, 2016 to accept an appointment to the Senate of Canada and thus is not standing for re-election at the Meeting.

All of the directors have held the principal occupations identified above (or another position with the same employer) for not less than five years, except as follows:

•	Mr. Bonham was a Venture Partner of GGV Capital from 2011 to June 2015, a venture capital firm he co-founded in 2000.

•	Ms. Niekamp was Senior Vice-President, Automotive Coatings, PPG Industries, Inc. from July 2010 to March 2016.

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•	Ms. Samarasekera was President & Vice-Chancellor of the University of Alberta from July 2005 to July 2015.

All of our directors, with the exception of Mr. Walker, our CEO, have all been determined by our Board to be “independent directors” within the meaning of such term under applicable law.

Our Board currently has three standing Committees, each of which is comprised of the following independent directors as of March 24, 2016:

Name	Audit Committee	Corporate Governance, Compensation & Nominating Committee	Enterprise Risk Oversight Committee

Scott B. Bonham	☐		☐

Peter G. Bowie	☐

Hon. J. Trevor Eyton		☐

Lady Barbara Judge			Chair

Dr. Kurt J. Lauk	☐

Cynthia A. Niekamp			☐

Dr. Indira V. Samarasekera		☐

Lawrence D. Worrall	Chair		☐

William L. Young		Chair

Additional information in respect of each person nominated for election at the Meeting, as well as the basis for the Board’s independence determination, can be found in our Circular.

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Executive Officers

Our executive officers currently consist of the following persons:

Name & Municipality of Residence	Principal Occupation

Donald J. Walker Ontario, Canada	Chief Executive Officer (since November 2010; previously Co-CEO since April 2005)

Vincent J. Galifi Ontario, Canada	Executive Vice-President (since September 1996) and Chief Financial Officer (since December 1997)

Jeffrey O. Palmer Ontario, Canada	Executive Vice-President (since January 2001) and Chief Legal Officer (since January 2008)

Guenther Apfalter Upper Austria, Austria	President, Magna Europe (since February 2011) and President, Magna Steyr (since January 2008)

Seetarama Kotagiri Michigan, U.S.A.	Executive Vice-President and Chief Technology Officer (since January 2014) and President, Magna Electronics (since February 2016)

Marc J. Neeb Ontario, Canada	Executive Vice-President (since January 2003) and Chief Human Resources Officer (since January 2014)

Francis C. Seguin Ontario, Canada	Executive Vice-President, Corporate Projects and Strategy Development (since February 2016)

Tommy J. Skudutis Ontario, Canada	Chief Operating Officer, Exteriors (since May 2007) Seating, Mirrors, Closures (since May 2010) and Cosma (since February 2013)

James J. Tobin, Sr. Michigan, U.S.A.	Chief Marketing Officer (since May 2010) and President, Magna Asia (since February 2012)

To the extent that our executive officers have not held the offices identified above for the last five years, they have held the following offices or positions with us and/or have had the following principal occupations, during the last five years:

•	Prior to January 2014, Mr. Kotagiri was Executive Vice President, Corporate Engineering and R&D (since January 2013) and Executive Vice President of Global Engineering and R&D of Cosma International (since June 2008).

•	Prior to January 2014, Mr. Neeb was Executive Vice-President, Global Human Resources (since January 2003).

•	Prior to February 2016, Mr. Seguin was President of Magna Closures (from January 2010 to January 2016).

•	Prior to January 2013, Mr. Skudutis was also President, Cosma International (from January to December 2012).

•	Prior to February 2012, Mr. Tobin was President, Magna Japan and Korea since May 2010. He previously served as Executive Vice-President, Business Development (from December 2007 to May 2010), prior to which he served as Executive Vice-President, Business Development and Sales of Cosma International since January 2006.

Beneficial Ownership of Securities

All our directors and executive officers as a group (19 persons) owned beneficially or exercised control or direction over 3,155,005 Common Shares representing approximately 0.8% of the class, as at March 18, 2016.

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8. Corporate Constitution

Our articles of incorporation have included a Corporate Constitution since 1984. The Corporate Constitution, which was adopted by shareholders at a time when we were a controlled company through a dual class share structure, served to balance the interests of key stakeholders, such as shareholders, employees and management by defining their respective rights to participate in our profitability. In particular, the Corporate Constitution includes: (i) a dividend policy which requires distribution annually of 10% and, on average over a three-year period not less than 20%, of our after-tax profits to shareholders; (ii) a requirement to share 10% of our pre-tax profits with eligible employees; and (iii) a limit on the aggregate profit-sharing bonuses payable to Management in any year.

At the Meeting, we are seeking shareholder approval to amend our articles of incorporation to remove the Corporate Constitution. Additional information regarding this proposal is contained under “Business of the Meeting – Amendment of Articles of Incorporation” in our Circular.

9. Legal Proceedings

German and Brazilian Antitrust Investigations

In September 2013, representatives of the Bundeskartellamt, the German Federal Cartel Office, attended at one of the Company’s operating Divisions in Germany to obtain information in connection with an ongoing antitrust investigation relating to suppliers of automotive textile coverings and components, particularly trunk linings. In January 2016, the German Federal Cartel Office closed its investigation without taking any action against the Company or any of its operating divisions.

In September 2014, the Conselho Administrativo de Defesa Economica, Brazil’s Federal competition authority, attended at one of the Company’s operating Divisions in Brazil to obtain information in connection with an ongoing antitrust investigation relating to suppliers of automotive door latches and related products.

Proceedings of this nature can often continue for several years. Where wrongful conduct is found, the relevant antitrust authority can, depending on the jurisdiction, initiate administrative or criminal legal proceedings and impose administrative or criminal fines or penalties taking into account several mitigating and aggravating factors.

At this time, management is unable to predict the duration or outcome of the Brazilian investigation, including whether any operating Divisions of the Company will be found liable for any violation of law or the extent or magnitude of any liability, if found to be liable.

The Company’s policy is to comply with all applicable laws, including antitrust and competition laws. The Company has initiated a global review focused on antitrust risk led by a team of external counsel. If any antitrust violation is found as a result of the above-referenced investigation or otherwise, Magna could be subject to fines, penalties and civil, administrative or criminal legal proceedings that could have a material adverse effect on Magna’s profitability in the year in which any such fine or penalty is imposed or the outcome of any such proceeding is determined. Additionally, Magna could be subject to other consequences, including reputational damage, which could have a material adverse effect on the Company.

KS Centoco

In November 1997, Magna and two of its subsidiaries were sued in the Ontario Superior Court of Justice by KS Centoco Ltd., an Ontario-based steering wheel manufacturer in which we have a 23% equity interest, and by Centoco Holdings Limited, the owner of the remaining 77% equity interest in KS Centoco Ltd. In March 1999, the plaintiffs were granted leave to make substantial amendments to the original statement of claim in order to add several new defendants and claim additional remedies and, in February 2006, the plaintiffs further amended their statement of claim to add an additional remedy. In February 2016, a consent order was granted allowing the Plaintiffs to file a fresh statement of claim which includes an additional remedy and reduces certain aggravated and punitive damages claimed. The fresh statement of claim alleges, among other things:

•	breach of fiduciary duty by us and two of our subsidiaries;

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•	breach by us of our binding letter of intent with KS Centoco, including our covenant not to have any interest, directly or indirectly, in any entity that carries on the airbag business in North America, other than through MST Automotive Inc., a company to be 77% owned by Magna and 23% owned by Centoco Holdings;

•	the plaintiff’s exclusive entitlement to certain airbag technologies in North America pursuant to an exclusive license agreement (the “Licence Agreement”), together with an accounting of all revenues and profits resulting from the alleged use by us, TRW Inc. and other unrelated third party automotive supplier defendants of such technology in North America;

•	inducement by the Company of a breach of the Licence Agreement by TRW;

•	a conspiracy by us, TRW and others to deprive KS Centoco of the benefits of such airbag technology in North America and to cause Centoco Holdings to sell to TRW its interest in KS Centoco in conjunction with the sale by us to TRW of our interest in MST Automotive GmbH and TEMIC Bayern-Chemie Airbag GmbH; and

•	oppression by the defendants.

The plaintiffs are seeking, among other things, damages of approximately C$2.56 billion. Document production, completion of undertakings and examinations for discovery are substantially complete, although limited additional examinations for discovery are expected to occur. A trial is not expected to commence until 2017, at the earliest. We believe we have valid defenses to the plaintiff’s claims and therefore intend to continue to vigorously defend this case. Notwithstanding the amount of time which has transpired since the claim was filed, these legal proceedings remain at an early stage and, accordingly, it is not possible to predict their outcome.

Other

In the ordinary course of business activities, we may become contingently liable for litigation and claims with customers, suppliers, former employees and other parties. In addition, we may be, or could become, liable to incur environmental remediation costs to bring environmental contamination levels back within acceptable legal limits. On an ongoing basis, we assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable costs and losses.

A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue. The required provision may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Warranty, Product Liability and Recall Costs

In certain circumstances, we are at risk for warranty costs, including product liability and recall costs. Due to the nature of the costs, we make our best estimate of the expected future costs, however, the ultimate amount of such costs could be materially different. We continue to experience increased customer pressure to assume greater warranty responsibility. Currently, under most customer agreements, we only account for existing or probable claims. Under certain complete vehicle engineering and assembly contracts, we record an estimate of future warranty-related costs based on the terms of the specific customer agreements and the specific customer’s warranty experience.

10. Interests of Management & Others in Material Transactions

Reference is made to “Interests of Management and Other Insiders in Certain Transactions” in our Circular for our Meeting, which is incorporated by reference into this Annual Information Form.

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11. Transfer Agent & Registrar

The transfer agent and registrar for our Common Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for our Common Shares in the United States is Computershare Trust Company, N.A., at its offices in Canton, Massachusetts.

12. Interests of Experts

Our independent auditor for the 2015 fiscal year is Deloitte LLP. Deloitte LLP is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of Ontario, the Public Company Accounting Oversight Board (United States) (PCAOB) standards and the securities laws and regulations administered by the SEC. Additional information regarding the fees paid to our independent auditors is contained under “Meeting Information – Business of the Meeting” in our Circular, which is incorporated by reference into this Annual Information Form.

13. Audit Committee

Our Audit Committee consists of Messrs. Lawrence D. Worrall (Chair), Scott B. Bonham, Peter G. Bowie and Dr. Kurt J. Lauk. A copy of our Audit Committee Charter is available on our website (www.magna.com) under “Corporate Governance” and has been filed on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov/edgar) and is incorporated by reference into this Annual Information Form. Additional information about our Audit Committee is contained under “Corporate Governance – Report of the Audit Committee” in our Circular for our Meeting, which is incorporated by reference into this Annual Information Form.

14. Additional Information

Our Circular contains the following additional information:

•	our directors’ and named executive officers’ remuneration and indebtedness;
•	our voting securities and their principal holders; and
•	securities authorized for issuance under our equity-based compensation plans.

Additional financial information about us is provided in our consolidated financial statements as at and for the two-year period ended December 31, 2015. These documents and additional information about us may be found on SEDAR, at www.sedar.com, on EDGAR at www.sec.gov/edgar and on our website, at www.magna.com.

Any person may obtain copies of the following documents upon request from our Corporate Secretary, c/o Magna International Inc., 337 Magna Drive, Aurora, Ontario, L4G 7K1:

•	at any time when our securities are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of our securities,

¡	one copy of this Annual Information Form;

¡	one copy of our Annual Report to Shareholders for the year ended December 31, 2015, which contains the following items:

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¡	the “Management’s Discussion and Analysis of Results of Operations and Financial Position”, which is the only item incorporated by reference into this Annual Information Form; and

¡	our consolidated financial statements as at and for the two-year period ended December 31, 2015;

¡	one copy of any of our interim financial statements subsequent to the financial statements for our most recently completed fiscal year;

¡	one copy of our Circular; and

¡	one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not provided under any of the foregoing; or

•	at any other time, one copy of any of the documents referred to immediately above, provided that we may require payment of a reasonable charge for such copy if the request is made by a person who is not one of our security holder

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